UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Assured Guaranty Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 22, 2013
Hamilton, Bermuda
Dear Shareholders:
It is with great pleasure that we invite you to our 2013 Annual General Meeting of shareholders. The meeting will be held on Wednesday, May 8, 2013, at our offices at 30 Woodbourne Avenue, Hamilton, Bermuda at 8:00 a.m. Atlantic Time.
Our formal agenda for this year's meeting is to vote on the election of directors, to vote on an advisory basis on executive compensation, to vote on an amendment to our employee stock purchase plan, to ratify the selection of independent auditors for 2013, and to direct us to vote on directors and independent auditors for one of our subsidiaries. In addition, we will report to you the highlights of 2012 and discuss the development of our business in 2013. We will also answer any questions you may have. Representatives of our independent accountants will be in attendance at the meeting and will be available to answer questions as well.
We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders via the Internet again this year. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement, as well as how to submit your proxy over the Internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice.
Whether or not you plan to attend the meeting, your vote on these matters is important to us. Shareholders of record can vote their shares via the Internet or by using a toll-free telephone number or by requesting and completing a proxy card and mailing it in the return envelope provided. Instructions for accessing the proxy materials appear in the Notice Regarding the Availability of Proxy Materials mailed to you on or around March 29, 2013. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.
If you are a beneficial holder of our shares, we urge you to give voting instructions to your broker so that your vote can be counted. This is especially important since the New York Stock Exchange does not allow brokers to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of shares.
We look forward to seeing you at the meeting.
Sincerely,

Walter A. Scott Chairman of the Board	Dominic J. Frederico President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING

March 22, 2013
Hamilton, Bermuda
TO THE SHAREHOLDERS OF ASSURED GUARANTY LTD.:
The Annual General Meeting of Assured Guaranty Ltd., which we refer to as AGL, will be held on Wednesday, May 8, 2013, at 8:00 a.m. Atlantic Time at the offices of AGL at 30 Woodbourne Avenue, Hamilton, Bermuda, for the following purposes:

1.	To elect our board of directors;

2.	To vote, on an advisory basis, on executive compensation;

3.	To approve an amendment to our employee stock purchase plan to increase by 250,000 the number of Common Shares that employees may purchase under such plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as AGL's independent auditors for the fiscal year ending December 31, 2013;

5.	To direct AGL to vote for directors of, and the ratification of the appointment of independent auditors for, its subsidiary Assured Guaranty Re Ltd.; and

6.	To transact such other business, if any, as lawfully may be brought before the meeting.
Shareholders of record are being mailed a Notice Regarding the Availability of Proxy Materials on or around March 29, 2013, which provides shareholders with instructions on how to access the proxy materials and our Annual Report on the Internet, and if they prefer, how to request paper copies of these materials.
Only shareholders of record, as shown by the transfer books of AGL, at the close of business on March 15, 2013, are entitled to notice of, and to vote at, the Annual General Meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS IN YOUR NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS. ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT.

By Order of the Board of Directors,

James M. Michener
Secretary

i

ii

ASSURED GUARANTY LTD.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
March 22, 2013

_______________________________________________________________________________
PROXY STATEMENT

_______________________________________________________________________________
SUMMARY
________________________________________________________________________________________________________________________

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider before voting. For more complete information about the following topics, please review the complete proxy statement and AGL's Annual Report on Form 10-K. We intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to shareholders on or about March 29, 2013.
Annual General Meeting

Time and Date	8:00 a.m. Atlantic time, May 8, 2013
Place	30 Woodbourne Avenue Hamilton, Bermuda
Record Date	March 15, 2013
Voting	Shareholders as of the record date are entitled to vote. Each Common Share is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Meeting Agenda

•	Election of directors

•	Advisory vote on executive compensation

•	Amendment of our employee stock purchase plan to increase by 250,000 the number of our Common Shares that our employees may purchase under such plan

•	Ratification of PricewaterhouseCoopers LLP as independent auditor of AGL

•	Direction of AGL to vote for directors of, and the ratification of independent auditor of, AGL's subsidiary, Assured Guaranty Re Ltd.

•	Transaction of other business that may properly come before the meeting

Voting Matters

Agenda Item	Board Vote Recommendation	Page Reference (for more detail)
Election of directors	For each director nominee	Page 22
Advisory vote on executive compensation	For	Page 67
Amendment of employee stock purchase plan to increase number of Common Shares that employees may purchase under such plan	For	Page 68
Ratification of PricewaterhouseCoopers as AGL's independent auditor for 2013	For	Page 73
Voting on proposals related to AGL's subsidiary Assured Guaranty Re Ltd.	For	Page 75
Summary Director Information
The following table provides summary information about each director nominee. Each director nominee will be elected for a one-year term by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Neil Baron	69	2004	Consultant, Ranieri Partners	Audit; Risk Oversight
Francisco L. Borges	61	2007	Chairman, Landmark Partners, Inc.	Compensation (Chairman); Finance
G. Lawrence Buhl	66	2004	Former Regional Director for Insurance Services, Ernst & Young	Risk Oversight (Chairman); Compensation
Stephen A. Cozen	73	2004	Chairman, Cozen O'Connor	Finance; Risk Oversight
Dominic J. Frederico	60	2004	President and Chief Executive Officer, Assured Guaranty Ltd.
Bonnie L. Howard	59	2012	Former Chief Auditor and Global Head of Control and Emerging Risk, Citigroup	Audit; Risk Oversight
Patrick W. Kenny	70	2004	Former President and Chief Executive Officer, International Insurance Society	Audit (Chairman); Nominating and Governance
Simon W. Leathes	65	-	Non-executive director of HSB-Engineering Insurance Ltd., a UK subsidiary of Munich Re
Robin Monro-Davies	72	2005	Former Chief Executive Officer, Fitch Ratings	Nominating and Governance (Chairman); Compensation
Michael T. O'Kane	67	2005	Former Senior Managing Director, Securities Division, TIAA-CREF	Finance (Chairman); Audit
Wilbur L. Ross, Jr.	75	2008	Chairman and Chief Executive Officer, WL Ross & Co. LLC

Compensation Highlights
In 2011 and 2012, we revised our executive compensation program to strengthen the linkage between pay and long-term Company performance and the alignment between executive and shareholder interests.
In 2011, our executive officers waived:
•Tax gross-ups for certain tax liabilities

•Accelerated vesting of stock-based awards granted on or after April 2011 upon a change in control

•	Certain payments and benefits following a voluntary termination, other than for good reason, within a specified period following a change of control
In 2012, we eliminated employment agreements with our executive officers and adopted a severance plan and a perquisite policy that generally can be revised unilaterally by our Company.
In 2012, we also revised the equity component of variable incentive compensation to further provide incentive for our Chief Executive Officer, whom we refer to as the CEO, and the other executive officers to work to improve the price of AGL's Common Shares and to remain with our Company. We accomplished this with the following measures:

•	In February 2012, the CEO received a multi-year equity award

•	Vesting of these awards is tied to achievement of share price hurdles prior to December 31, 2014

•	The CEO and other executive officers forfeit their 2012 equity awards if they retire or resign from our Company prior to vesting

•	The equity awards have "double trigger" vesting in the event of a change in control
The Compensation Committee of our Board of Directors determined that, following the grant of the multi-year equity award in February 2012, our CEO would not be eligible for another equity award until February 2014; our CEO in fact did not receive any equity awards in February 2013.
In February 2013, the executive officers, other than the CEO, again received performance-based equity awards. Similar to the February 2012 grants, vesting of the new awards is tied to achievement of share price hurdles, in this case, prior to December 31, 2015.
In February 2013, we adjusted our executive compensation program by making new equity grants non-forfeitable if the executive retires after attaining age 65, performs 10 years of service for our Company and obtains the consent of our Compensation Committee at the time of retirement. The purpose of this change is to provide incentive for certain of our executive officers nearing retirement at age 65 to continue their efforts with our Company. Currently, this provision only affects our Chief Operating Officer.
Of the performance-based equity awards that our CEO and the other executive officers received in February 2012, the highest 40-day average share price attained during the 2012 performance period was $17.30, which was below the $18 average price necessary for any of the performance-based equity to vest. For these grants and the ones received in February 2013 by the executive officers other than the CEO, on March 20, 2013, the 40-day average share price was $19.02; therefore, at this time, approximately 46% of the performance-based share units and approximately 38% of the performance stock options will vest, subject to the other conditions in such equity awards, but not before the end of the applicable three-year performance period.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING
________________________________________________________________________________________________________________________

WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS IN THE MAIL INSTEAD OF A FULL SET OF PROXY MATERIALS?
In accordance with the rules of the Securities and Exchange Commission (SEC), instead of mailing a printed copy of the proxy statement, annual report and other materials (which we refer to as proxy materials) for the Annual General Meeting of Shareholders of Assured Guaranty Ltd. (which we refer to as AGL, we, us or our; we use Assured Guaranty, our Company or the Company to refer to AGL and its subsidiaries), we are furnishing proxy materials to shareholders on the Internet by providing a Notice Regarding the Availability of Proxy Materials (which we refer to as a Notice) to inform shareholders when the materials are available on the Internet.
If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice will instruct you on how you may access and review all of our proxy materials, as well as how to submit your proxy, over the Internet.
We will first make available the proxy statement, form of proxy card and 2012 annual report to shareholders at www.assuredguaranty.com/annualmeeting. The proxy materials will also be available at www.proxyvote.com on or about March 29, 2013 to all shareholders entitled to vote at the Annual General Meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2012 annual report to shareholders will be made available at the same time and by the same methods.
We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs related to our annual shareholders' meeting.
WHY HAS THIS PROXY STATEMENT BEEN MADE AVAILABLE?
Our Board of Directors is soliciting proxies for use at our Annual General Meeting of shareholders to be held on May 8, 2013, and any adjournments or postponements of the meeting. The meeting will be held at 8:00 a.m. Atlantic Time at our offices at 30 Woodbourne Avenue, Hamilton, Bermuda.
This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares.
WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL GENERAL MEETING?
The following proposals are scheduled to be voted on at the Annual General Meeting:

•	The election of directors

•	An advisory vote to approve executive compensation

•	The approval of an amendment to our employee stock purchase plan to increase by 250,000 the number of our Common Shares that our employees may purchase under such plan

•	The ratification of the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, which we refer to as PwC, as our independent auditors for 2013

•
The direction of AGL to vote for the election of the directors of, and the ratification of the appointment of the independent auditors for, our subsidiary Assured Guaranty Re Ltd. (which we refer to as AG Re)

Our Board recommends that you vote your shares "FOR" each of the nominees to the Board, "FOR" approval of executive compensation, "FOR" the amendment to our employee stock purchase plan to increase by 250,000 the number of our Common Shares that our employees may purchase under such plan, "FOR" the appointment of the selection of PwC as our independent auditors for 2013, and "FOR" directing AGL to vote for the election of the directors of, and the ratification of the appointment of independent auditors for, our subsidiary, AG Re.

ARE PROXY MATERIALS AVAILABLE ON THE INTERNET?
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on Wednesday, May 8, 2013
Yes. Our proxy statement for the 2013 Annual General Meeting, form of proxy card and 2012 annual report to shareholders are available at www.assuredguaranty.com/annualmeeting. The proxy materials will also be available at www.proxyvote.com on or about March 29, 2013 to all shareholders entitled to vote at the Annual General Meeting.
You can obtain directions to attend the 2013 Annual General Meeting by contacting Natasha Medeiros at (441) 279-5705 or at nmedeiros@assuredguaranty.bm.
WHO IS ENTITLED TO VOTE?
March 15, 2013 is the record date for the Annual General Meeting. If you owned our Common Shares at the close of business on March 15, 2013, you are entitled to vote. On that date, 193,518,927 of our Common Shares were outstanding and entitled to vote at the Annual General Meeting, including 88,549 unvested restricted Common Shares. Our Common Shares are our only class of voting stock. The closing price of our Common Shares on March 15, 2013 was $20.56.
HOW MANY VOTES DO I HAVE?
You have one vote for each of our Common Shares that you owned at the close of business on March 15, 2013.
However, if your shares are considered "controlled shares," which our Bye-Laws define generally to include all of our Common Shares directly, indirectly or constructively owned or beneficially owned by any person or group of persons, owned by any "United States person," as defined in the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Internal Revenue Code or the IRC, and such shares constitute 9.5% or more of our issued Common Shares, the voting rights with respect to your controlled shares will be limited, in the aggregate, to a voting power of approximately 9.5%, pursuant to a formula specified in our Bye-Laws.
The Notice indicates the number of Common Shares you are entitled to vote, without giving effect to the controlled share rule described above.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•
Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly to AGL or to vote in person at the Annual General Meeting. You may vote by telephone or via the Internet as described below under the heading "Information About the Annual General Meeting and Voting—May I vote by telephone or via the Internet?" or you may request a paper copy of the proxy materials and vote your proxy card by mail.

•
Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and our proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading "Information About the Annual General Meeting and Voting—How do I vote in person at the Annual General Meeting?" Your broker or nominee has provided a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by telephone or on the Internet as described below under the heading "Information About the Annual General Meeting and Voting—May I vote by telephone or via the Internet?"
HOW DO I VOTE BY PROXY IF I AM A SHAREHOLDER OF RECORD?
If you are a shareholder of record and you properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your proxy will vote your shares as recommended by our Board of Directors (also referred to as our Board or the Board):

•	FOR the election of directors

•	FOR approval of our executive compensation

•	FOR approval of an amendment to our employee stock purchase plan

•	FOR the ratification of PwC as our independent auditors for 2013

•	FOR directing AGL to vote for the election of directors of, and the ratification of the appointment of independent auditors for, our subsidiary, AG Re
If any other matter is presented, your proxy will vote in accordance with the best judgment of the individuals named on the proxy card. As of the date of printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting, other than those discussed in this proxy statement.
HOW DO I GIVE VOTING INSTRUCTIONS IF I AM A BENEFICIAL HOLDER?
If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. According to rules of the New York Stock Exchange, which we refer to as the NYSE:

•	Brokers have discretionary power to vote your shares with respect to "routine" matters

•
Brokers do not have discretionary power to vote your shares on "non-routine" matters (such as the election of directors or the advisory vote on executive compensation) unless they have received instructions from the beneficial owner of the shares

It is therefore important that you provide instructions to your broker if your shares are beneficially held by a broker so that your vote with respect to directors and executive compensation, and any other matters treated as non-routine by the NYSE, is counted.
MAY I VOTE BY TELEPHONE OR VIA THE INTERNET?
Yes. If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number or voting by requesting and completing a proxy card and mailing it in the return envelope provided. We encourage you to vote by telephone or over the Internet because your vote is then tabulated faster than if you mailed it. There are separate telephone and Internet arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in "street name" (that is, if your stock is held in the name of your broker or bank).

•	If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on the Notice

•
If you are a beneficial owner and hold your shares in "street name," you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet

The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.
Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting by telephone or over the Internet or by returning your proxy card by mail will not affect your right to attend the Annual General Meeting and vote.
MAY I REVOKE MY PROXY?
Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet,

•	Send a letter revoking your proxy to our Secretary at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, or

•	Attend the Annual General Meeting and vote in person.
If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.
HOW DO I VOTE IN PERSON AT THE ANNUAL GENERAL MEETING?
You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting, please bring the Notice Regarding the Availability of Proxy Materials containing your control number or proof of identification. Shares held in "street name" may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 15, 2013.
Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.
WHAT VOTES NEED TO BE PRESENT TO HOLD THE ANNUAL GENERAL MEETING?
To have a quorum for our Annual General Meeting, two or more persons must be present, in person or by proxy, representing more than 50% of the Common Shares that were outstanding on March 15, 2013.
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
The affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting is required for each of:

•	The election of each nominee for director

•	The ratification of the selection of PwC as independent auditors for 2013

•	Directing AGL to vote for the election of directors of, and the ratification of the appointment of independent auditors for, our subsidiary, AG Re
Under NYSE rules, the approval of the amendment of our employee stock purchase plan to increase by 250,000 the number of our Common Shares that employees may purchase under such plan requires an affirmative vote of the majority of the votes cast on such proposal at the Annual General Meeting; provided that the total votes cast on the proposal represent over 50% of the voting power of the total outstanding shares of stock, which is referred to as the "Outstanding Votes."

The votes on executive compensation are advisory in nature so there is no specified requirement for approval. It will be up to the Compensation Committee and the Board to determine how such votes will impact compensation decisions.
HOW ARE VOTES COUNTED?

•	In the election of AGL directors, your vote may be cast "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees

•
Your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN" with respect to the proposals relating to (i) the advisory vote on executive compensation, (ii) the ratification of AGL's independent auditors, (iii) the amendment to the employee stock purchase plan, and (iv) directing AGL to vote for the ratification of the appointment of AG Re's independent auditors

•
With respect to directing AGL to vote for the election of directors of our subsidiary, AG Re, your vote may be cast "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees

If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker voting instruction card with no further instructions, your shares will be voted in the broker's discretion with respect to routine matters but will not be voted with respect to non-routine matters. As described in "How do I give voting instructions if I am a beneficial holder?", election of directors and the advisory vote on executive compensation are considered a non-routine matter. We will appoint one or more inspectors of election to count votes cast in person or by proxy.
WHAT IS THE EFFECT OF BROKER NON-VOTES AND ABSTENTIONS?
A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Common Shares owned by shareholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common Shares that are beneficially owned and are voted by the beneficiary through a broker will be counted towards the presence of a quorum, even if there are broker non-votes with respect to some proposals, as long as the broker votes on at least one proposal. Although such broker non-votes and abstentions will be counted towards the presence of a quorum, they will not be included in the tabulation of the shares voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and "broker non-votes" will have no direct effect on the outcome of the proposal to elect directors, the advisory vote on executive compensation, the amendment of the employee stock purchase plan, or the proposals to ratify the appointment of AGL's independent auditors or to approve the subsidiary matters.
Because of NYSE rules, abstentions have the same effect as a vote against the amendment of the employee stock purchase plan. Broker non-votes will not directly have any effect on the outcome of the proposal to amend the employee stock purchase plan because broker non-votes are not treated as votes cast under NYSE rules. However, brokers do not have discretionary authority to vote shares on the proposal to amend the employee stock purchase plan without direction from the beneficial owner. Thus, broker non-votes could impair our ability to satisfy the requirement that the NYSE Votes Cast represent over 50% of the Outstanding Votes.
ARE THERE ANY VOTING AGREEMENTS WITH RESPECT TO OUR COMMON SHARES?
The funds affiliated with Wilbur L. Ross, Jr., one of our directors, have each agreed that they will vote all of our Common Shares that they own solely in proportion with the votes cast by holders of our Common Shares on any matter put before them.
The funds affiliated with Mr. Ross have each agreed to be subject to the 9.5% voting limitation described in "How many votes do I have?"

WHAT ARE THE COSTS OF SOLICITING THESE PROXIES AND WHO WILL PAY THEM?

We will pay all the costs of soliciting these proxies. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Morrow & Co., LLC is assisting us with the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses.
WHERE CAN I FIND THE VOTING RESULTS?
We will publish the voting results in a Form 8-K that we will file with the SEC by May 14, 2013. You can find the Form 8-K on our website at www.assuredguaranty.com.
WILL AGL'S INDEPENDENT ACCOUNTANTS ATTEND THE ANNUAL GENERAL MEETING?
PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.
DO DIRECTORS ATTEND THE ANNUAL GENERAL MEETING?
Our Corporate Governance Guidelines provide that directors are expected to attend our annual meeting of shareholders and any special meeting of shareholders we call to consider extraordinary business transactions, unless they are unable to do so as a result of special circumstances; directors are encouraged to attend all other special meetings of shareholders that we call. All but two of our directors then in office attended the Annual General Meeting that was held on May 9, 2012.
CAN A SHAREHOLDER, EMPLOYEE OR OTHER INTERESTED PARTY COMMUNICATE DIRECTLY WITH OUR BOARD? IF SO, HOW?
Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board.

•
Shareholders, employees or other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at chmaudit@assuredguaranty.com

•
Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairman of any Board committee or any other director, as to other matters may send an e-mail to corpsecy@assuredguaranty.com. The Secretary has access to both of these e-mail addresses

•
Shareholders, employees or other interested parties may send written communications to the Board c/o Secretary, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Mail to Bermuda is not as prompt as e-mail

Communication with the Board may be anonymous. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominating and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.
WHOM SHOULD I CALL IF I HAVE ANY QUESTIONS?
If you have any questions about the Annual General Meeting or voting, please contact James M. Michener, our Secretary, at (441) 279-5702 or at jmichener@assuredguaranty.com. If you have any questions about your ownership of our Common Shares, please contact Robert Tucker, our Managing Director, Investor Relations and Corporate Communications, at (212) 339-0861 or at rtucker@assuredguaranty.com.

CORPORATE GOVERNANCE
________________________________________________________________________________________________________________________

OVERVIEW

In General	Our Board of Directors has maintained corporate governance policies since becoming a public company following our 2004 initial public offering, which we refer to as our IPO.
•
We have reviewed internally and with the Board the rules of the SEC and the NYSE's listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards.

•
We have adopted Corporate Governance Guidelines covering issues such as executive sessions of the Board of Directors, director qualification standards, including independence, director responsibilities and Board self-evaluations.

	•	Our Corporate Governance Guidelines contain our Categorical Standards for Director Independence.

	•	We have adopted a Code of Conduct for our employees and directors and charters for each Board committee.

The full text of our Corporate Governance Guidelines (which contain our Categorical Standards for Director Independence), our Code of Conduct and each committee charter, are available on our website at http://assuredguaranty.com/about-us/governance. In addition, you may request copies of the Corporate Governance Guidelines, the Code of Conduct and the committee charters by contacting our Secretary via:

		Telephone	(441) 279-5702
		Facsimile	(441) 279-5701
		e-mail	jmichener@assuredguaranty.com

Director Executive Sessions
The independent directors meet at regularly scheduled executive sessions without the participation of management or any director who is not independent and our non-management directors meet periodically at executive sessions without the participation of management. The Chairman of the Board is the presiding director for executive sessions of independent directors and non-management directors.

Other Corporate Governance Highlights	•	Our Board has a substantial majority of independent, non-management directors.

	•	All members of the Audit, Compensation, Nominating and Governance, Finance and Risk Oversight Committees are independent, non-management directors.

	•	Our Audit Committee hires, determines the compensation of and decides the scope of services performed by our independent auditors. It also has the authority to retain outside advisors.

	•	No member of our Audit Committee simultaneously serves on the audit committees of more than two public companies.

•
Our Compensation Committee has the authority to retain independent consultants and has engaged Frederic W. Cook & Co., Inc., which we refer to as Cook, to assist it. Our Compensation Committee evaluates the performance of the CEO based on corporate goals and objectives and, with the other independent directors, sets his compensation based on this evaluation.

•
We have adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior.

•
In addition to AGL's quarterly Board meetings that last approximately two days each, our Board has an annual business review meeting to assess specific areas of our Company's operations and to learn about general trends affecting the financial guaranty industry. We also provide our directors with the opportunity to attend continuing education programs.

THE BOARD OF DIRECTORS
Our Board oversees our business and monitors the performance of management. The directors keep themselves up-to-date on our Company by discussing matters with the CEO, other key executives and our principal external advisors, such as outside legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.
The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met four times during 2012 in addition to our annual business review meeting. From time to time, the Board has telephone information sessions on various topics. All of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2012.
DIRECTOR INDEPENDENCE
In February 2013, our Board determined that 9 out of 11 of our directors, as well as our new nominee, are independent under the listing standards of the NYSE:

Neil Baron	Bonnie L. Howard	Robin Monro-Davies
G. Lawrence Buhl	Patrick W. Kenny	Michael T. O'Kane
Francisco L. Borges	Simon W. Leathes	Walter A. Scott
Stephen A. Cozen
In addition, in February 2012 our Board determined that Donald H. Layton, who was a director at that time, was independent under the listing standards of the NYSE. As previously disclosed, Mr. Layton resigned from the Board of Directors in May 2012.
These independent directors constitute substantially more than a majority of our Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between our Company and these directors. A copy of our Categorical Standards for Director Independence is available as part of our Corporate Governance Guidelines, which are available on our website at http://assuredguaranty.com/about-us/governance.
As part of its independence determinations, the Board took into account the fact that our Company retained Cozen O'Connor Federal Political Strategies, which we refer to as COFPS, to assist us in lobbying on U.S. federal governmental issues and that COFPS performed $55,000 of services for us in 2012, which amount was less than 5 percent of the gross revenue of COFPS. COFPS is majority-owned by Cozen O'Connor P.C., a law firm of which Mr. Cozen, a director of AGL, is a shareholder and chairman. COFPS did not provide legal services to our

Company. In May 2012, we terminated the arrangement with COFPS and the Board determined that our retention of COFPS in 2012 was insufficient to constitute a material relationship between our Company and Mr. Cozen. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with our Company.
THE COMMITTEES OF THE BOARD
The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Finance Committee and a Risk Oversight Committee.

The Audit Committee
The Audit Committee provides oversight of the integrity of our Company's financial statements and financial reporting process, our compliance with legal and regulatory requirements, the system of internal controls, the audit process, the performance of our internal audit program and the performance, qualification and independence of the independent accountants.

The Audit Committee is composed entirely of directors who are independent of our Company and management, as defined by the NYSE listing standards. The Audit Committee members are:

	Patrick W. Kenny (Chairman) Neil Baron	Bonnie L. Howard Michael T. O'Kane

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and that Mr. Kenny, Ms. Howard and Mr. O'Kane are each audit committee financial experts, as that term is defined under Item 401(d) of the SEC's Regulation S-K. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in "Proposal No. 1: Election Of Directors."

The Audit Committee held five meetings during 2012.

The Compensation Committee
The Compensation Committee has responsibility for evaluating the performance of the CEO and senior management and determining executive compensation in conjunction with the independent directors. The Compensation Committee also works with the Nominating and Governance Committee and the CEO on succession planning.

The Compensation Committee is composed entirely of directors who are independent of our Company and management, as defined by the NYSE listing standards. The Compensation Committee members are:

	Francisco L. Borges (Chairman) G. Lawrence Buhl	Robin Monro-Davies

The Compensation Committee held four meetings during 2012. The Compensation Committee also met with Cook in November and December 2012 and in January 2013 to review executive compensation trends and peer group compensation data.

The Nominating and Governance Committee
The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and the Board committees in their self-evaluations.

The Nominating and Governance Committee is composed entirely of directors who are independent of our Company and management, as defined by the NYSE listing standards. The Nominating and Governance Committee members are:

	Robin Monro-Davies (Chairman) Patrick W. Kenny	Walter A. Scott

The Nominating and Governance Committee held four meetings during 2012.

Mr. Scott is retiring from the Board in May 2013 and therefore the Board did not renominate him for re-election at the 2013 Annual General Meeting. At the February 2013 meeting of the Nominating and Governance Committee, the committee recommended that the Board designate Mr. Monro-Davies to succeed Mr. Scott as Chairman of the Board of Directors and at its February 2013 meeting, the Board approved the recommendation and made such designation.

In addition, at the February 2013 meeting of the Nominating and Governance Committee, the committee recommended the nomination of Simon W. Leathes to the Board of Directors and at the February 2013 meeting of the Board of Directors, the board approved the recommendation and nominated, and recommended that shareholders vote for the election of, Mr. Leathes as a director of AGL.

The Finance Committee
The Finance Committee of the Board of Directors oversees management's investment of our Company's investment portfolio. The Finance Committee also oversees, and makes recommendations to the Board with respect to, our capital structure, financing arrangements, investment guidelines and any corporate development activities.

The Finance Committee members are:

	Michael T. O'Kane (Chairman) Francisco L. Borges	Stephen A. Cozen

The Finance Committee held four meetings during 2012.

The Risk Oversight Committee
The Risk Oversight Committee oversees management's establishment and implementation of standards, controls, limits, guidelines and policies relating to risk assessment and risk management. The Risk Oversight Committee focuses on both the underwriting and surveillance of credit risks and the assessment and management of other risks, including, but not limited to, financial, legal, operational and other risks concerning our Company's reputation and ethical standards.

The Risk Oversight Committee members are:

	G. Lawrence Buhl (Chairman) Neil Baron	Stephen A. Cozen Bonnie L. Howard

The Risk Oversight Committee held four meetings during 2012.
HOW ARE DIRECTORS COMPENSATED?
We currently pay our non-management directors an annual retainer of $200,000 per year. We pay $100,000 of the retainer in cash and $100,000 of the retainer in restricted stock. A director may elect to receive his or her entire annual retainer in restricted stock. In addition, a director who has satisfied our share ownership guidelines may also elect to receive up to 50% of the portion of the annual retainer that is not paid in cash in the form of stock options rather than in the form of restricted stock.
Restricted stock and options vest (and, in the case of stock options, are exercisable) on the day immediately prior to the first annual general meeting of shareholders at which directors are elected following the grant of the stock or options. However, if, prior to such vesting date, either (i) a change in control (as defined in the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended) of Assured Guaranty Ltd. occurs before the director terminates service on the Board or (ii) the director terminates service on the Board as a result of such director's death or disability, then the restricted stock and options will vest (and, in the case of stock options, be exercisable) on the date of such change in control or the date of the director's termination of service, whichever is applicable. Grants of restricted stock receive cash dividends and have voting rights. Grants of stock options may not be sold or otherwise transferred.
Our share ownership guidelines require that each director own the greater of (i) at least 25,000 Common Shares or (ii) Common Shares with a market value of at least three times the maximum cash portion of the annual director retainer, before being permitted to dispose of any shares acquired as compensation from our Company. Once a director has reached the share ownership guideline, for so long as he or she serves on the Board, such director may not dispose of any Common Shares if such disposition would cause the director to be below the share ownership guideline. Vested restricted stock, vested restricted share units, which we refer to as RSUs (i.e., units for which Common Shares will be received by a director six months after termination of such director's service on the Board), and purchased shares will all count toward the share ownership guideline. All of our directors, other than Ms. Howard, who was appointed to the Board in August 2012, meet these share ownership guidelines.
In addition to the annual retainer described above:

•	The Chairman of the Board receives an additional $125,000 annual retainer

•	The Chairman of the Audit Committee receives an additional $30,000 annual retainer

•	The Chairman of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receives an additional $15,000 annual retainer

•	Members of the Audit Committee, other than the chairman, receive an additional $15,000 annual retainer

•
Members, other than the chairmen, of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receive an additional $10,000 annual retainer.

The Company generally will not pay a fee for attendance at board or committee meetings, although the Chairman of the Board has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings.
The following table sets forth our 2012 non-management director compensation:

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation(1)	Total
Neil Baron (2)	$125,000	$100,000	—	$225,000
Francisco L. Borges (3)	$125,000	$100,000	—	$225,000
G. Lawrence Buhl	$125,000	$100,000	$10,000	$235,000
Stephen A. Cozen	$120,000	$100,000	—	$220,000
Bonnie L. Howard	$125,000	$100,000	—	$225,000
Patrick W. Kenny (4)	$140,000	$100,000	$10,000	$250,000
Donald H. Layton (5)	—	—	—	—
Simon W. Leathes (6)	—	—	—	—
Robin Monro-Davies (7)	$195,713	$100,000	$4,849	$300,562
Michael T. O'Kane	$125,000	$100,000	$5,000	$230,000
Wilbur L. Ross, Jr.	$100,000	$100,000	—	$200,000
Walter A. Scott	$240,000	$100,000	$10,000	$350,000

(1)	Other compensation consists of matching gift donations which were paid in 2012.

(2)	The cash component of Mr. Baron's compensation was $125,000, of which he elected to receive $10,000 in additional restricted stock and the remainder in cash.

(3)	The cash component of Mr. Borges's compensation was $125,000, of which he elected to receive $100,000 in additional restricted stock and the remainder in cash.

(4)	The cash component of Mr. Kenny's compensation was $140,000, of which he elected to receive $35,000 in additional restricted stock and the remainder in cash.

(5)	Mr. Layton resigned from our Board in May 2012 and did not receive any compensation for 2012.

(6)
Mr. Leathes is a nominee to our Board. He was appointed an independent director of our UK insurance subsidiaries, Assured Guaranty (UK) Ltd. and Assured Guaranty (Europe) Ltd., in December 2011 and in 2012 received £45,000 (which is approximately $72,734) for such service.

(7)	The fees for Mr. Monro-Davies include £43,750 (which is approximately $70,713) for serving as an independent director of Assured Guaranty (UK) Ltd. and Assured Guaranty (Europe) Ltd.
The following table shows information related to director awards outstanding on December 31, 2012:

Name	Unvested Restricted Stock(1)	Non-Forfeitable Restricted Share Units	Non-Forfeitable Stock Options
Neil Baron	8,442	18,562	8,768
Francisco L. Borges	15,349	6,500	7,658
G. Lawrence Buhl	7,675	14,723	7,026
Stephen A. Cozen	7,675	14,723	—
Bonnie Howard	8,347	—	—
Patrick W. Kenny	10,361	25,460	13,561
Donald H. Layton(2)	—	—	—
Robin Monro-Davies	7,675	15,498	7,026
Michael T. O'Kane	7,675	15,498	7,026
Wilbur L. Ross, Jr.	7,675	—	—
Walter A. Scott	7,675	24,594	20,567

(1)	Vests one day prior to the 2013 Annual General Meeting.

(2)
Mr. Layton resigned from our Board in May 2012 and did not hold any unvested restricted stock, non-forfeitable restricted share units or non-forfeitable stock options in our Company as of December 31, 2012.

WHAT IS OUR BOARD LEADERSHIP STRUCTURE?
Our current Chairman, Walter Scott, is retiring from our Board in May 2013 and Robin Monro-Davies has been elected Chairman, effective upon Mr. Scott's retirement. The position of CEO is held by Dominic Frederico. While the Board has no fixed policy with respect to combining or separating the offices of Chairman of the Board and CEO, those two positions have been held by separate individuals since our IPO. We believe this is the appropriate leadership structure for us at this time. Mr. Scott and Mr. Frederico have had an excellent working relationship, which has permitted Mr. Frederico to focus on running our business and Mr. Scott to focus on Board matters, including oversight of our management. Mr. Scott and Mr. Frederico have collaborated on setting agendas for Board meetings to be sure that the Board discusses the topics necessary for its oversight of the management and affairs of our Company. As Chairman of the Board, Mr. Scott has set the final Board agenda, chaired Board meetings, including executive sessions at which neither the CEO nor any other member of management is present. The Chairman of the Board also chairs shareholder meetings. We expect this arrangement will continue when Mr. Monro-Davies becomes the Chairman of the Board.
HOW DOES THE BOARD OVERSEE RISK?
The Board's role in risk oversight is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Chairman of the Board, the Board and its committees providing oversight in connection with these efforts. Our Company's policies and procedures relating to risk assessment and risk management are overseen by our Board of Directors. The Board takes an enterprise-wide approach to risk management that is designed to support our business plans at a reasonable level of risk. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The Board of Directors annually approves our business plan, factoring risk management into account. The involvement of the Board in setting our business strategy is a key part of its assessment of management's risk tolerance and also a determination of what constitutes an appropriate level of risk for us.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. As discussed under "Committees of the Board," the Board has created a Risk Oversight Committee that oversees the standards, controls, limits, guidelines and policies that our Company establishes and implements in respect of credit underwriting and risk management. It focuses on management's assessment and management of both (i) credit risks and (ii) other risks, including, but not limited to, financial, legal and operational risks, and risks relating to our reputation and ethical standards. Our Risk Oversight Committee and Board pay particular attention to credit risks we assume when we issue financial guaranties. In addition, the Audit Committee of the Board of Directors is responsible for reviewing policies and processes related to the evaluation of risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures. It also reviews compliance with legal and regulatory requirements.
As part of its oversight of executive compensation, the Compensation Committee reviews compensation risk. The Compensation Committee, one of the members of which is the chairman of our Risk Oversight Committee, oversaw the performance of a risk assessment of our employee compensation programs to determine whether any of the risks arising from our compensation programs are reasonably likely to have a material adverse effect on us.
In January 2011, the Compensation Committee retained Cook to review each of our compensation plans and identify areas of risk and, the extent of such risk. The Compensation Committee directed that our Chief Risk Officer work with Cook to perform such risk assessment and to be sure that compensation risk is included in our enterprise risk management system. In conducting this assessment, Cook and our Chief Risk Officer focused on our incentive compensation programs in order to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.
The Compensation Committee considered the findings of this assessment of compensation policies and practices and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage executives to take unnecessary or excessive risks that could have a material adverse effect on us. In reaching this conclusion, the Compensation Committee considered the following attributes of our compensation program:

•	the balance between short- and long-term incentives

•
consideration of qualitative non-financial performance goals, including enterprise risk, as well as quantitative financial performance goals, in determining compensation payouts, with a discretionary approach to annual bonus award allocations

•	incentive compensation components that are paid, vested or measured over an extended period, thus encouraging a long-term outlook

•	incentive compensation with a significant equity component where value is best realized through long-term appreciation of shareholder value

•
the performance retention plan focus on adjusted book value and operating return on equity over a multi-year performance period, which reduces the incentive to concentrate on short-term gain, and like equity awards granted under the long-term incentive plan, which fosters a long-term view that minimizes unnecessary or excessive risk taking

•	stock ownership guidelines that tie executives to our Company's future business performance and align executives' interests with those of shareholders (e.g., 7x base salary for the CEO)

•
a prohibition against short-selling, buying Company shares on margin or using owned shares as collateral for margin accounts, which ensures that employees maintain appropriate exposure to changes in our Company's stock price and mitigates the risk of employees engaging in transactions that could have an adverse impact on our stock price

•	a recoupment policy that allows our Company to recover compensation paid in situations of misconduct requiring a restatement of financial results

The Compensation Committee has also reviewed the 2012 changes to our compensation program and determined the program to be low risk for the following additional reasons:

•
the program does not emphasize stock options; instead, it balances stock options and full-value awards and, for the CEO and other senior executives, 75% of the equity awards that were granted in February 2012 are performance-based

•
the program does not provide for highly leveraged performance-vested awards; instead, the leverage is reasonable and is capped at 200% of target on the upside for the performance-vested RSUs and limited to 100% of target for the performance-vested stock options

•	the program sets specific stock price hurdles which are measured as the 40-day average stock price at any point over the 3-year performance period

•	there is no immediate payment; instead, the various equity awards vest in or over a 3-year period
In 2012 and again in 2013, our Chief Risk Officer and Cook reviewed the enterprise risks that we faced as well as our compensation programs and determined that our incentive plans continue to be aligned with sound compensation design principles and do not encourage behaviors that would create material risk for us. Based on this update, and the performance-based nature of a large portion of the equity awards that were granted to our senior executives (other than our CEO, who did not receive an award) in 2013, the Compensation Committee continued to find that there is an appropriate balance between the risks inherent in our business and our compensation program.
We have established a number of management committees to develop underwriting and risk management guidelines, policies and procedures for our Company's insurance and reinsurance subsidiaries that are tailored to their respective businesses, providing multiple levels of credit review and analysis.

•
Portfolio Risk Management Committee—This committee establishes company-wide credit policy for all segments of our business. It implements specific underwriting procedures and limits for our Company and allocates underwriting capacity among our subsidiaries. The Portfolio Risk Management Committee focuses on measuring and managing credit, market and liquidity risk for the overall company. All transactions in new asset classes or new jurisdictions must be approved by this committee.

•
U.S. Management Committee—This committee establishes strategic policy and reviews the implementation of strategic initiatives and general business progress in the U.S. The U.S. Management Committee approves risk policy at the U.S. operating company level.

•
Risk Management Committees—The risk management committees for our U.S., U.K. and Bermuda businesses conduct an in-depth review of the insured portfolios of the relevant subsidiaries, focusing on varying portions of the portfolio at each meeting. They assign internal ratings of the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

•	Workout Committee—This committee receives reports on transactions that might benefit from active loss mitigation and develops loss mitigation strategies for such transactions.

•
Reserve Committees—Oversight of reserving risk is vested in reserve committees for our U.S., U.K. and Bermuda businesses. The committees review the reserve methodology and assumptions for each major asset class or significant below-investment grade transaction, as well as the loss projection scenarios used and the probability weights assigned to those scenarios.

HOW ARE DIRECTORS NOMINATED?
In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. The Nominating and Governance Committee:

•	Reviews the qualifications of potential nominees to determine whether they might be a good candidate for membership on the Board of Directors

•
Reviews the potential nominee's judgment, experience, independence, understanding of our business or other related industries and such other factors as it determines are relevant in light of the needs of the Board of Directors and our Company

•
Selects qualified candidates and reviews its recommendations with the Board of Directors, which will decide whether to nominate the person for election to the Board of Directors at an annual general meeting. Between annual general meetings, the Board, upon the recommendation of the Nominating and Governance Committee, can approve additions to the Board

We do not have a formal Board diversity policy. However, the Board considers diversity in professional experience and professional training in recommending nominees. Our Board is currently composed of lawyers, accountants and individuals who have industry, finance and executive experience. Our Corporate Governance Guidelines address diversity of experience, requiring the Nominating and Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Our Corporate Governance Guidelines provide that Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that will serve our governance and strategic needs. The Nominating and Governance Committee will consider Board candidates on the basis of a range of criteria including broad-based business knowledge and contacts, prominence and sound reputation in their fields as well as having a global business perspective and commitment to good corporate citizenship. Our Corporate Governance Guidelines specify that directors should represent all shareholders and not any special interest group or constituency. The Nominating and Governance Committee annually reviews its own performance. In connection with such evaluation, the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the Corporate Governance Guidelines. See each nominee's biography appearing later in this proxy statement for a description of the specific experience that each such individual brings to our Board.
Our Corporate Governance Guidelines additionally specify that directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing us. Directors must possess the highest personal and professional integrity. Directors must have the time necessary to fully meet their duty of due care to the shareholders and be willing to commit to service over the long term, if called upon.
The Nominating and Governance Committee will consider a shareholder's recommendation for director but has no obligation to recommend such candidates for nomination by the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should send it to: Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.
If a shareholder desires to nominate a person for election as director at a shareholders meeting, that shareholder must comply with Article 14 of AGL's Bye-Laws, which requires notice no later than 90 days prior to the anniversary date of the immediately preceding annual general meeting. This time period has passed with respect to the 2013 Annual General Meeting. With respect to the 2014 Annual General Meeting, AGL must receive such written notice on or prior to February 7, 2014. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	the shareholder's name as it appears in AGL's books

•	a representation that the shareholder is a record holder of AGL's shares and intends to appear in person or by proxy at the meeting to present such proposal

•	the class and number of shares beneficially owned by the shareholder

•	the name and address of any person to be nominated

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such other person or persons, pursuant to which the nomination or nominations are to be made by the shareholder

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC's proxy regulations

•	the consent of each nominee to serve as a director of AGL, if so elected
Pursuant to its investment agreement with our Company, WLR Recovery Fund IV, L.P. has Board representation rights during the term of the investment by funds affiliated with Wilbur L. Ross, Jr. Mr. Ross is currently a director of AGL and is a nominee for re-election as a director at the 2013 Annual General Meeting.
COMPENSATION COMMITTEE INTERLOCKING AND INSIDER PARTICIPATION
The Compensation Committee of our Board of Directors has responsibility for determining the compensation of our executive officers. None of the members of the Compensation Committee is a current or former officer or employee of our Company. No executive officer of our Company serves on the compensation committee of any company that employs any member of the Compensation Committee.
WHAT IS OUR RELATED PERSON TRANSACTIONS APPROVAL POLICY AND WHAT PROCEDURES DO WE USE TO IMPLEMENT IT?
Through our committee charters, we have established review and approval policies for transactions involving our Company and related persons, with the Nominating and Governance Committee taking the primary approval responsibility for transactions with our executive officers and directors and the Audit Committee taking the primary approval responsibility for transactions with 5% shareholders. No member of these committees who has an interest in a transaction being reviewed is allowed to participate in any decision regarding any such transaction.
Our Nominating and Governance Committee charter requires the Nominating and Governance Committee to review and approve or disapprove of all proposed transactions with executive officers and directors that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K, the SEC provision which requires disclosure of any related person transaction with our Company that exceeds $120,000 per fiscal year. The Nominating and Governance Committee must also review reports, which our General Counsel provides periodically, and not less often than annually, regarding transactions with executive officers and directors (other than compensation) that have resulted, or could result, in expenditures that are not required to be disclosed pursuant to Item 404 of Regulation S-K.
Our Audit Committee charter requires our Audit Committee to review and approve or disapprove all proposed transactions with any person owning more than 5% of any class of our voting securities that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K. In addition, our Audit Committee charter requires the Audit Committee to review reports regarding such transactions, which our General Counsel provides to the Audit Committee periodically, and not less often than annually, regarding transactions with any persons owning more than 5% of any class of the voting securities of AGL that have resulted, or could result, in expenditures that are not required to be disclosed pursuant to Item 404 of Regulation S-K. Our Audit Committee charter also requires the Audit Committee to review other reports and disclosures of insider and affiliated party transactions which our General Counsel provides periodically, and not less often than annually.
Our General Counsel identifies related party transactions requiring committee review pursuant to our committee charters from transactions that are:

•	disclosed in director and officer questionnaires (which must also be completed by nominees for director) or in certifications of Code of Conduct compliance

•	reported directly by the related person or by another employee of our Company

•	reported by our Chief Financial Officer based on a list of directors, executive officers and known 5% shareholders

If we have a related person transaction that requires committee approval in accordance with the policies set forth in our committee charters, we either seek that approval before we enter into the transaction or, if that timing is not practical, we ask the appropriate committee to ratify the transaction.
WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?
Relationships with WLR Funds
Investment Agreement
Pursuant to an investment agreement dated as of February 28, 2008, which we refer to as the Investment Agreement, with funds that are affiliated with Wilbur L. Ross, Jr., a director of AGL, which we refer to as the WLR Funds, the WLR Funds purchased 10,651,896 Common Shares of AGL at $23.47 per share on April 8, 2008. As required pursuant to the terms of the Investment Agreement, AGL maintains a shelf registration statement under the the Securities Act of 1933 covering the resale of the Common Shares sold to the WLR Funds pursuant to the Investment Agreement.
The Investment Agreement contains a standstill provision limiting the ability of the WLR Funds to purchase Common Shares. On September 16, 2008, we waived the standstill provisions of the Investment Agreement to permit the WLR Funds to purchase up to 5,000,000 Common Shares of our Company in open market transactions from time to time. The WLR Funds have acknowledged and agreed that all of such shares purchased by them will be "Controlled Shares" within the meaning of our Company's Bye-Laws and that all such shares will be subject to the voting agreements and transfer restrictions contained in the Investment Agreement.
Consulting Agreement
In October 2009, AG Analytics, Inc., one of our subsidiaries, entered into a consulting agreement with Invesco Advisors, Inc. (Invesco). Invesco acquired WL Ross & Co. LLC in 2006 and is the sole member of WL Ross & Co. LLC. Invesco and WL Ross & Co. LLC are sponsors of the Invesco Mortgage Recovery Master Fund, L.P. and its associated investment entities (the PPIP Fund), which was established to invest in residential and commercial mortgage backed securities, residential whole loans, commercial real estate loans and other mortgage related assets. Under the agreement, we provide certain consulting services to Invesco, including modeling particular residential mortgage backed securities designated by Invesco and participating on a quarterly basis on an advisory council to the PPIP Fund. On a quarterly basis, Invesco has agreed to pay us a consulting services fee equal to 7.5% of the annual management fee received by Invesco relating to unaffiliated capital commitments in connection with the PPIP Fund during the term of the agreement. Such management fees are negotiable between Invesco and the fund investors on a case-by-case basis and may be modified from time to time. According to the agreement, we are guaranteed to earn at least $1 million during the term of the agreement. For 2012, Invesco incurred approximately $0.4 million under the agreement.
Special Servicing Agreement
In November 2010, AGL's insurance subsidiaries, Assured Guaranty Municipal Corp. (AGM) and Assured Guaranty Corp. (AGC) entered into a special servicing agreement with American Home Mortgage Servicing, Inc., now known as Homeward Residential, Inc. Substantially all of the stock of Homeward Residential is owned by several private equity funds that are ultimately controlled by WL Ross & Co. LLC. Wilbur L. Ross, Jr. is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. AGM and AGC have issued financial guaranty insurance policies on a number of residential mortgage-backed securities as to which Homeward Residential services the mortgage loans underlying the securitization transactions. AGM, AGC and Homeward Residential determined to place seven of these transactions under the special servicing agreement in order to provide incentives to Homeward Residential for achieving better performance with respect to the relatively risky mortgage loans in those transactions. The agreement also provides us with extensive oversight and enhanced information rights, and obligates Homeward Residential to cooperate with us, including working with us to create and implement our preferred loss mitigation strategies. Pursuant to the incentive fee schedule under the agreement, which is based on prevailing market rates, we estimate that Homeward Residential will receive approximately $1-1.75 million per year during the term of the agreement. From January 2012 through December 2012, Homeward Residential earned approximately $1.22 million under this arrangement.
In October 2012, WL Ross & Co. LLC entered into an agreement for the sale of Homeward Residential to Ocwen Financial Corporation. The transaction closed in December 2012. In consideration for the sale, certain affiliates of

WL Ross & Co. LLC received equity constituting less than a 10% equity interest in Ocwen Financial Corporation. In March 2013, Mr. Ross was appointed to the Ocwen Financial Corporation board of directors.
Relationship with Wellington Management Company
Wellington Management Company, LLP owns approximately 8.59% of AGL's Common Shares, according to a Schedule 13G/A filed on February 14, 2013. In December 2009, we appointed Wellington Management Company as investment manager to manage certain of our investment accounts. As of December 31, 2012, Wellington Management Company managed approximately $2.5 billion of our investment assets, which is approximately 23.0% of our total fixed maturity and short-term investment portfolio. In 2012, we incurred expenses of approximately $1.98 million related to investment management agreements with Wellington Management Company.
DID OUR INSIDERS COMPLY WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING IN 2012?
Our executive officers and directors are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. We believe that all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal year 2012.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
________________________________________________________________________________________________________________________
GENERAL
Our Bye-Laws provide for a maximum of 21 directors and empower our Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting. Our Board currently consists of 11 members. Mr. Scott is retiring from the Board in May 2013. At the February 2013 meeting of the Board of Directors, the Board designated Robin Monro-Davies to succeed Mr. Scott as the chairman of our Board.
Assuming election of the nominees listed in Proposal No. 1 below, there will be 11 members of the Board of Directors following this Annual General Meeting. Following the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated Neil Baron, Francisco L. Borges, G. Lawrence Buhl, Stephen A. Cozen, Dominic Frederico, Bonnie L. Howard, Patrick W. Kenny, Simon W. Leathes, Robin Monro-Davies, Michael T. O'Kane and Wilbur L. Ross, Jr. as directors of AGL. Other than Simon W. Leathes, each nominee is currently serving as a director of AGL. Proposal No. 1 is Item 1A on the proxy card.
As a result of the Bye-Law amendment approved at the 2011 Annual General Meeting, our directors are now elected annually and are elected to serve until their respective successors shall have been elected and shall have qualified.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF AGL.
It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual General Meeting.
We have set forth below information with respect to the nominees for election as directors. Except as otherwise described with respect to Mr. Ross in "How are directors nominated?", there are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.
NOMINEES FOR DIRECTOR

Neil Baron

Mr. Baron, age 69, became a director of AGL upon completion of our IPO. Mr. Baron provides consulting services to Ranieri Partners, which manages a fund that purchases and services non-performing “under water” mortgages with a view to reducing principal and otherwise modifying them into performing mortgages. Mr. Baron advises Mr. Ranieri on public policy issues. Mr. Baron was Chairman of Criterion Research Group, LLC, an independent securities research firm from March 2002 through February 2006, at which time this firm was acquired. He was Vice Chairman and General Counsel of Fitch Ratings, a nationally recognized statistical ratings organization, from April 1989 to August 1998. Prior to joining Fitch Ratings, Mr. Baron was in private practice for more than 20 years, including at the law firm of Booth & Baron, specializing in structured finance and rating agency matters.

Mr. Baron's rating agency expertise is particularly valuable to the Board of Directors because ratings of our operating subsidiaries directly impact their ability to successfully sell insurance. In addition, the Board benefits from Mr. Baron's insights into the performance of residential mortgage loans and as a structured finance lawyer.

Francisco L. Borges

Mr. Borges, age 61, became a director of AGL in August 2007. He is Chairman of Landmark Partners, Inc., an alternative investment management firm where he has been employed since 1999. Prior to joining Landmark, Mr. Borges was managing director of GE Capital's Financial Guaranty Insurance Company and capital markets subsidiaries. Mr. Borges is a former Treasurer for the State of Connecticut and a former Deputy Mayor of the City of Hartford, Connecticut. Mr. Borges serves on the board of directors for Connecticut Public Television, the University of Connecticut Health Center and the Knight Foundation. He is also a member of the board of directors of Davis Selected Funds.

Mr. Borges has expertise in finance arising from his experience structuring and marketing financial guaranty insurance. In addition, his public service background has given him insight on public finance. His current position gives Mr. Borges insights into the financial markets in which the Company operates. Each of these areas is important to our business.

G. Lawrence Buhl

Mr. Buhl, age 66, became a director of AGL upon completion of our IPO. Through 2003, Mr. Buhl served as the Regional Director for Insurance Services in
Ernst & Young LLP's Philadelphia, New York and Baltimore offices and as audit engagement partner for insurance companies, including those in the financial guaranty industry. Mr. Buhl served as a director for Harleysville Group, Inc.
(NASDAQ: HGIC) and its majority shareholder, Harleysville Mutual Insurance
Company, through their 2012 merger/combination with Nationwide Mutual Insurance
Company and continues to serve on an Advisory Board to Nationwide. Mr. Buhl is also a member of the Board of Sponsors of the Sellinger School of Business and
Management of Loyola University Maryland.

Mr. Buhl's insurance and Board experience and his knowledge of specific financial reporting requirements applicable to financial guaranty companies and familiarity with compliance, finance, governance, control environment and risk management requirements and processes for public companies and the financial guaranty industry benefit the Board in its deliberations and oversight.

Stephen A. Cozen

Mr. Cozen, age 73, became a director of AGL upon completion of our IPO. Mr. Cozen is the founder and Chairman of Cozen O'Connor, an internationally recognized law firm with its home office in Philadelphia, Pennsylvania. Mr. Cozen is a fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Cozen is a director of Franklin Square Capital Partners and also serves on numerous educational and philanthropic boards, including the University of Pennsylvania's Law School Board of Overseers and the Board of Councilors of the University of Southern California (Shoah Foundation Institute). Mr. Cozen was a director of Global Indemnity Ltd. from 2004 until 2010 and reassumed that position in 2012.

Mr. Cozen's decades of legal experience is an important resource for the Board. As the founder and chairman of a large law firm, he has executive experience with respect to a growing organization. Mr. Cozen provides valuable insights to the Board and our Company on public policy issues facing us.

Dominic J. Frederico

Mr. Frederico, age 60, has been a director, and the President and Chief Executive Officer, of AGL since our IPO. Mr. Frederico served as Vice Chairman of ACE Ltd. from 2003 until 2004 and served as President and Chief Operating Officer of ACE Ltd. and Chairman of ACE INA Holdings, Inc. from 1999 to 2003. Mr. Frederico was a director of ACE Ltd. from 2001 through May 2005. From 1995 to 1999 Mr. Frederico served in a number of executive positions with ACE Ltd.. Prior to joining ACE, Mr. Frederico spent 13 years working for various subsidiaries of the American International Group.

Mr. Frederico has the most comprehensive knowledge of all aspects of our operations as well as executive experience. He also has extensive industry experience, which makes him valuable both as an officer and as a director of AGL.

Bonnie L. Howard

Bonnie L. Howard, age 59, became a director of AGL in August 2012. Ms. Howard has more than 30 years of experience in auditing and risk management. She worked at Citigroup, Inc. from 2003 to 2011, serving as Chief Auditor and Global Head of Control and Emerging Risk from 2010 to 2011, leading a team of over 1,500 professionals covering $1.9 trillion of assets in over 100 countries, until her retirement in 2011. She was previously Managing Director of Capital Markets Audit at Fleet Boston Financial and a Managing Director at JPMorgan in the roles of Deputy Auditor and head of Global Markets Operational Risk Management. Ms. Howard is a certified public accountant in the United States and has over a decade of experience with KPMG and Ernst and Young. Ms. Howard currently serves on the board of directors of the YWCA of New York City, where she is a member of the Executive Committee and co-chairs the Finance and Investment Committees.

Ms. Howard's background in finance and enterprise risk management is valuable to the Board in its oversight of our financial reporting and credit and risk management policies.

Patrick W. Kenny

Mr. Kenny, age 70, became a director of AGL upon completion of our IPO. He served as the President and Chief Executive Officer of the International Insurance Society in New York, an organization dedicated to fostering the exchange of ideas through a program of international seminars and sponsored research, from 2001 to 2009. From 1998 to 2001, Mr. Kenny served as executive vice president of Frontier Insurance Group, Inc. From 1995 to 1998, Mr. Kenny served as senior vice president of SS&C Technologies. From 1988 to 1994, Mr. Kenny served as Group Executive, Finance & Administration and Chief Financial Officer of Aetna Life & Casualty. Mr. Kenny serves on the board of directors of several ING mutual funds. Until December 2009, Mr. Kenny was a director and member of the Audit and the Compensation Committees of Odyssey Re Holdings Corp. Mr. Kenny was also a director of the Independent Order of Foresters from 1997 to 2009.

Mr. Kenny has extensive insurance industry experience, including executive experience within the industry. In addition, the Board benefits from Mr. Kenny's experience as an accountant.

Simon W. Leathes

Mr. Leathes, age 65, was appointed as an independent, non-executive director of the Company's U.K. affiliates, Assured Guaranty (Europe) Ltd. and Assured Guaranty (UK) Ltd., in December 2011. Since 1996, he has served as a non-executive director of HSB-Engineering Insurance Ltd., a UK subsidiary of Munich Re, where he is the chairman of the audit and finance committee. Mr. Leathes is a director of HSBC Bank plc and is a member of its audit and finance committees; he is also a member of the audit and risk committee of the Global Banking and Markets division of HSBC and the risk committee of the Commercial Banking division of HSBC. In addition, since 2008 he has served on the board and the finance committee of the Royal Hospital For Neuro Disability, where he is also the chairman of the pension fund trustees. He is also a member of the investment committee of Cambridge University Assistants Pension Scheme.

Mr. Leathes served as Vice Chairman and Managing Director of Barclays Capital, the investment banking subsidiary of Barclays plc, from January 2001 until his retirement in December 2006. In addition, he served from 2001 to 2010 as a non-executive director of Kier Group plc, a company listed on the London Stock Exchange, where he also served as chairman of the audit committee and a member of the remuneration and nominations committees.

Mr. Leathes's considerable experience in investment and risk management, as well the institutional knowledge gained through his directorships of the Company's U.K. affiliates, will be valuable to the Board and its committees.

Robin Monro-Davies

Mr. Monro‑Davies, age 72, became a director of AGL in August 2005. From 1997 until his retirement in 2001, Mr. Monro‑Davies was Chief Executive Officer of Fitch Ratings. He is a director of HSBC Bank plc, NB Distressed Debt and The Ukraine Opportunity Trust PLC. Mr. Monro‑Davies previously held directorships with the following public companies: AXA UK PLC (2002 to 2011), North American Bank Fund (2005 to 2011), European Equity Tranche Income Fund (2006 to 2009) and AXA Asia Pacific Holdings Ltd. (2004 to 2008). Mr. Monro‑Davies is also an independent director of our UK insurance subsidiaries.

The Board benefits from Mr. Monro‑Davies's rating agency expertise, which is important because ratings of the Company's operating subsidiaries directly impact their ability to successfully sell insurance. As a former chief executive officer, Mr. Monro‑Davies has leadership experience and an understanding of financial and operational issues of a business organization. He also brings a European perspective to the Board, which is useful for our international business.

At the February 2013 meeting of the Board of Directors, the Board designated Mr. Monro-Davies to succeed Walter A. Scott as the Chairman of our Board.

Michael T. O'Kane

Mr. O'Kane, age 67, became a director of AGL in August 2005. Until his retirement in August 2004, Mr. O'Kane was employed at TIAA-CREF (financial products) in a number of different capacities since 1986, most recently as Senior Managing Director, Securities Division. Since 2006, Mr. O'Kane has been a director of Jefferies Group, Inc., where he serves on the audit, compensation and governance committees.

Mr. O'Kane's background has given him considerable experience in investment and risk management, both of which are key aspects of our business and are important to the Board and Board committee deliberation.

Wilbur L. Ross, Jr.

Wilbur L. Ross, Jr., age 75, became a director of AGL in 2008. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a private equity firm. Mr. Ross is also currently a member of the board of directors of Ocwen Financial Corporation, a provider of residential and commercial loan servicing, special servicing and asset management services; International Textile Group, Inc., a global, diversified textile provider; EXCO Resources, Inc., an oil and natural gas exploration and development company; ArcelorMittal N.V., a steel company; The Governor and Company of the Bank of Ireland, a commercial bank operation in Ireland, BankUnited, Inc., a savings and loan holding company; Navigator Holdings Ltd., a provider of international seaborne transportation services;  Sun Bancorp, a bank holding company; Talmer Bancorp, a bank holding company and Plascar Participacoes SA, a manufacturer of automotive interiors. Mr. Ross formerly served as a member of the board of directors of International Coal Group from April 2005 to June 2011, Montpelier Re Holdings Ltd., a reinsurance company, from 2006 to March 2010; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry from June 2009 until January 2013 and Syms Corp., a retail store operator, from 2000 through 2007.  Mr. Ross was Executive Managing Director of Rothschild Inc. for 24 years before acquiring that firm's private equity partnerships in 2000.

Mr. Ross is a graduate of Yale University and of Harvard Business School. Through the course of Mr. Ross's career, he has served as a principal financial adviser to, investor in, and director of various companies across the globe operating in diverse industries, and he has assisted in restructuring more than $300 billion of corporate liabilities.

Mr. Ross possesses unique skills, qualities and experience, as evidenced by his background, which we believe adds significant value to Board discussions and to our success.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP
________________________________________________________________________________________________________________________
HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?
The following table sets forth information, as of March 15, 2013, except as otherwise expressly provided, regarding the beneficial ownership of our Common Shares by our directors and executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement, to whom we refer as our named executive officers, and by our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Common Shares under the column "Common Shares Beneficially Owned." The Common Shares listed for each director and executive officer constitute less than 1% of our outstanding Common Shares, except for Mr. Ross, who together with affiliates, owns approximately 10.26% of our Common Shares, and Mr. Frederico, who owns approximately 1.08% of our Common Shares. The Common Shares beneficially owned by all directors and executive officers as a group constitute approximately 12.39% of our outstanding Common Shares.

Name of Beneficial Owner	Common Shares Beneficially Owned		Unvested Restricted Common Shares (1)	Restricted Share Units (2)	Common Shares Subject to Option (3)
Robert A. Bailenson	57,271		—	79,278	103,000
Neil Baron	11,371		8,442	18,654	8,768
Francisco L. Borges	148,117		15,349	6,532	7,658
Russell B. Brewer II	38,547		—	51,975	10,000
G. Lawrence Buhl	26,384		7,675	14,796	7,026
Stephen A. Cozen	52,943		7,675	14,796	—
Dominic J. Frederico	708,182	(4)	—	607,510	1,400,001
Bonnie L. Howard	—		8,347	—	—
Patrick W. Kenny	23,698		10,361	25,585	13,561
Simon W. Leathes	—		—	—	—
James M. Michener	170,984		—	77,701	400,000
Robert B. Mills	215,057	(5)	—	39,667	580,000
Robin Monro-Davies	37,278		7,675	15,575	7,026
Michael T. O'Kane	20,278		7,675	15,575	7,026
Wilbur L. Ross, Jr.	19,851,664	(6)	7,675	—	—
Walter A. Scott	62,047		7,675	24,716	20,567
All directors and executive officers as a group (18 individuals)	21,526,226		88,549	1,083,967	2,702,633

(1)	The reporting person has the right to vote (but not dispose of) the Common Shares listed under "Unvested Restricted Common Shares."

(2)
The Common Shares associated with restricted share units are not deliverable as of March 15, 2013 or within 60 days of March 15, 2013 and therefore cannot be voted or disposed of within such time period. As a result, these shares are not considered beneficially owned under SEC rules. We include them in the table above, however, because we view them as an integral part of share ownership by our directors and executive officers. Each current non-management director, other than Mr. Ross and Ms. Howard, holds share units, including dividend accruals, which have vested and will be generally deferred at least six months after the termination of such director's service on the Board. Our executive officers have restricted share units that vest on specified anniversaries of the date of the award, with Common Shares delivered upon vesting.

This column includes 297,131, 23,062 and 37,907 share units allocated to Mr. Frederico, Mr. Michener and Mr. Bailenson, respectively, and 22,744 share units allocated to another executive officer, due to their elections to invest a portion of their respective AGL Supplemental Executive Retirement Plan or AGC Supplemental Executive Retirement Plan accounts in an employer stock fund.

(3)	Represents Common Shares which the reporting person has the right to acquire as of March 15, 2013 or within 60 days of March 15, 2013 pursuant to options.

(4)	Includes shares owned by Mr. Frederico's spouse and daughter, and shares owned by a family trust, over which Mr. Frederico has the power to direct the voting and disposition.

(5)	Includes shares owned jointly with Mr. Mills's spouse over which Mr. Mills has the power to direct the voting and disposition.

(6)	Includes shares held by funds affiliated with Mr. Ross.
WHICH SHAREHOLDERS OWN MORE THAN 5% OF OUR COMMON SHARES?
The following table shows all persons we know to be direct or indirect owners of more than 5% of our Common Shares as of the close of business on March 15, 2013, unless otherwise indicated. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
WL Ross Group, L.P.(1) 1166 Avenue of the Americas New York, NY 10036	19,859,339	10.26%
Wellington Management Company, LLP(2) 280 Congress Street Boston, MA 02210	16,667,531	8.61%
FMR LLC(3) 82 Devonshire Street Boston, MA 02109	12,260,094	6.34%
T. Rowe Price Associates, Inc.(4) 100 E Pratt Street Baltimore, MD 21202	10,195,871	5.27%
Fine Capital Partners, L.P. (5) 5900 Princess Garden Parkway 8th Floor Lanham, MD 20706	13,440,649	6.95%

(1)
Based on a Schedule 13D/A filed by WL Ross Group, L.P. on December 5, 2011 reporting the amount of securities beneficially owned as of December 1, 2011. WL Ross Group, L.P., as the managing member of the general partner of each of WLR Recovery Fund IV, L.P., WLR Recovery Fund III, L.P., WLR/GS Master Co-Investment, L.P. and WLR AGO Co-Invest, L.P. (collectively, the Principal Funds), and the entity party to that certain Parallel Investment Agreement with the general partner of WLR IV Parallel ESC, L.P. (the ESC and together with the Principal Funds, the Funds), may be deemed to have shared voting and shared dispositive power over 19,835,370 shares held directly by the Funds. Wilbur L. Ross, Jr. has sole voting and sole dispositive power of 23,969 shares and, in his capacity as managing member of the general partner of WL Ross Group, L.P., may be deemed to have shared voting and shared dispositive power over the 19,835,370 shares held directly by the Funds.

(2)
Based on a Schedule 13G/A filed by Wellington Management Company, LLP on February 14, 2013, reporting the amount of securities beneficially owned as of December 31, 2012. Wellington Management Company, LLP has shared voting power over 15,209,989 shares and shared dispositive power over 16,667,531 shares.

(3)
Based on a Schedule 13G/A filed by FMR LLC on February 14, 2013, reporting the amount of securities beneficially owned as of December 31, 2012. FMR LLC has sole power to vote over 237,000 shares and sole dispositive power over 12,260,094 shares.

(4)
Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 12, 2013 reporting the amount of securities beneficially owned as of December 31, 2012. T. Rowe Price Associates has sole power to vote over 1,535,771 shares and sole dispositive power over 10,195,871 shares.

(5)
Based on a Schedule 13G filed by Fine Capital Partners, L.P. on February 14, 2013 reporting the amount of securities beneficially owned as of December 31, 2012. Fine Capital Partners has shared voting power and shared dispositive power over 13,440,649 shares.

EXECUTIVE COMPENSATION
_______________________________________________

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Assured Guaranty executive compensation program is designed to reward senior management for effectively building shareholder value and to align compensation with the long-term interests of our shareholders.
In recent years, the Compensation Committee of our Board of Directors has implemented changes to our executive compensation program in order to:

•
Enhance the performance motivation of our named executive officers (whom we refer to as executive officers), by more directly linking equity compensation awards to the price of our Common Shares, requiring share price hurdles to be achieved prior to vesting and providing for possible increased compensation if hurdles above a target level are attained

•	Enhance focus on performance-based compensation by lowering non-performance-based compensation such as perquisites

•
Provide incentive for certain of our executive officers nearing retirement at age 65 to continue their efforts with our Company by making new equity grants not forfeitable if the executive retires after attaining age 65, performs 10 years of service for our Company and obtains the consent of our Compensation Committee at the time of retirement. Currently, this provision only affects our Chief Operating Officer

Our Company also has long-established corporate governance practices, including share ownership guidelines for directors and executive officers, an executive officer recoupment policy, and policies against hedging and pledging our Common Shares.
Results of 2012 Say-on-Pay Vote
In May 2012, we held a shareholder advisory vote on the compensation of our named executive officers. Our shareholders approved the compensation of our executive officers by a significant margin; over 83% of the shares that voted on our say-on-pay-resolution were voted in support of the compensation paid to our named executive officers. We believe that this strong support from our shareholders is a result of our recent evaluation of our compensation practices and talent needs, and the changes we made in 2011 and 2012, when we sought to link even more strongly our compensation to our operating objectives and the enhancement of shareholder value by instituting the changes to our executive compensation program described below.
Compensation Philosophy
Assured Guaranty's compensation philosophy is grounded in the concept of attracting and retaining business leaders who can drive financial and strategic growth objectives intended to build long-term shareholder value. Our compensation programs are designed with the guiding principles of pay for performance, accountability for short and long-term performance, and alignment to shareholder interests.

Program Feature	Guiding Principles
Pay Level	Provide competitive opportunities for pay commensurate with job scope, required talent, and performance
Pay Mix	Use a mix of fixed and incentive compensation with different time horizons and payout form (cash and stock) to reward annual and sustained performance over the long term
Performance Measurement	Assess performance from both a financial and a non-financial perspective, with a wide range of performance measures, including compliance and control measures
Encourage balanced performance and discourage excessive risk taking or undue leverage by avoiding too much emphasis on any one metric or short-term performance
Use judgment and discretion when making pay decisions to avoid relying solely on rigid formulaic designs, taking into account both what was accomplished and how it was accomplished
Ownership	Require executive officers to have significant long-term ownership of Company shares
Assured Guaranty Compensation Program
Our pay program is designed to reward achievement of goals and to attract, retain and motivate our leaders. The components of our 2011 and 2012 annual compensation have been:

Component	Description
Base Salary	Competitive fixed pay based on responsibilities, skill set and experience
Incentive Compensation	Annual Cash Incentive Annual cash reward for performance against annual goals as well as for progress against strategic initiatives that we expect to drive our growth over the moderate to long term
Deferred Cash Incentive Performance-vested cash awards under our Performance Retention Plan (PRP)
• Amounts distributable are contingent on future financial performance over 2, 3 and 4-year performance periods
• Payment may be higher or lower, as determined by a performance over 2, 3 and 4-year performance periods
•
Payments for executive officers are forfeited if adjusted book value per share declines in a performance period and operating return on equity is not at least 3% on average for each year in the performance period

Long-Term Equity Incentives Awards are granted based on prior year performance:
• 75% of the equity awards granted to the executive officers vest based on our Company achieving a minimum share price and remaining with our Company
• 25% of the equity awards granted to the executive officers vest at the end of a 3-year period and, subject to customary exceptions, are forfeited if the officer is not employed at the time of vesting
Compensation Mix
Most of the pay of our executive officers is variable. The following charts depict the incentive compensation paid to our executive officers for the 2012 performance year. For our CEO, the amount consists of one-half of the two-year award he received in February 2012; additional detail about the award and his 2012 compensation is set out on pages 41-43. The executive officer variable compensation involves multiple long-term incentive components with different metrics and time horizons. Approximately half of the variable compensation is performance-based.

The proportions of each variable pay component may change in the future based on market or performance considerations.

Recent Developments
In 2012, the Compensation Committee of our Board of Directors and management made significant changes to our executive compensation program in order to strengthen the linkage between pay and long-term Company performance. The upside potential for superior executive achievements would increase management motivation and thereby align more closely executive officer and shareholder interests. The revised compensation program was also structured with a view to retain management. Prior to 2012, the value of certain components of our incentive compensation was derived from our share price, but certain components also had value without any appreciation in the share price. Beginning in 2012, we shifted towards performance-based compensation that only vests if certain hurdles are reached, as described in more detail below, which further aligns executive pay and Company performance. The changes reflect input from our shareholders, proxy advisor groups and compensation consultants, were effective beginning with awards granted in February 2012 and continued to apply to all our executive officers with respect to awards granted in February 2013.
The key changes to our executive compensation are set forth in the following table:

What Changed	Why and How It Changed
Performance share units (PSUs), with vesting tied to share price, were added to our equity award package
50% of the equity awards granted to the executive officers consisted of PSUs. The CEO received a two-year award in February 2012 and consequently he did not receive any award in February 2013.

Each PSU represents a contingent right to receive one Common Share of the Company. The PSUs do not have voting rights but will receive dividends only upon and to the extent of vesting.

Generally, the PSUs vest at the end of a 3-year performance period based on our Common Share price using the highest 40-day average share price during the 2012-2014 or 2013-2015 performance period, as applicable, as follows:

	•	0% if the share price does not reach $18

	•	35% if the share price reaches $18

	•	100% if the share price reaches $24

	•	200% if the share price reaches $30

If the share price is between the specified levels, the vesting level will be interpolated accordingly.

What Changed	Why and How It Changed
PSUs (continued)
The share price hurdles were intended to constitute meaningful performance requirements. For the February 2013 awards to the executive officers other than the CEO (who did not receive a new award), the Compensation Committee used $15.14, the 40-day average stock price as of February 1, 2013, when making their award decisions.
During 2012, the highest 40-day average share price was $17.30. On March 20, 2013, the 40-day average share price was $19.02 and therefore at this time approximately 46% of the PSUs granted in February 2012 and February 2013 will vest, subject to the other conditions of the PSUs, but not before the end of the three-year performance period.

The PSUs provide upside potential if the share price rises, while providing no benefit if the share price does not improve or if the holder ceases to be employed by our Company, with limited exceptions. Therefore, they provide motivation for the executive officers to work diligently to increase share price and to remain employed by our Company through the performance period.

Performance stock options, with vesting tied to share price, were added to our equity award package
25% of the equity awards granted to the executive officers consisted of performance stock options; the CEO received an equity award in February 2012 covering a period of two years and consequently did not receive any equity award in February 2013.

The options, with limited exceptions, become exercisable at the end of a 3-year performance period based on our Common Share price using the highest 40-day average share price during the performance period as follows:

	•	0% if the share price does not reach $18

	•	35% if the share price reaches $18

	•	50% if the share price reaches $24

	•	100% if the share price reaches $30

If the share price is between the specified levels, the vesting level will be interpolated accordingly. During 2012, the highest 40-day average share price was $17.30. On March 20, 2013, the 40-day average share price was $19.02 and therefore at this time approximately 38% of the performance stock options granted in February 2012 and February 2013 will vest, subject to the other conditions of the performance stock options, but not before the end of the three-year performance period.

The value of these options is directly contingent on our share price –more options can be exercised as the share price rises, and they cannot be exercised if the share price does not improve or if the holder ceases to be employed by our Company, with limited exceptions. Therefore, they provide an incentive for the executive officers to focus on increasing our share price, thereby aligning executive interests with shareholder interests, and remain employed by our Company through the performance period.

What Changed	Why and How It Changed
Three year vesting for RSUs
25% of the equity awards granted to the executive officers consisted of RSUs that vest 100% on the 3rd anniversary of the grant date; the CEO received an equity award in February 2012 covering a period of two years and consequently did not receive any equity award in February 2013.

This component of the compensation package provides some certainty to the executive officers as to a portion of their equity award. At the same time, because the RSUs do not vest at all prior to the 3rd anniversary, and are forfeited if the holder is not employed at our Company at that time, with limited exceptions, they encourage the executive officers to remain with our Company.

Employment agreements terminated	Our Company and our executive officers agreed to eliminate evergreen employment agreements, which required the approval of the executive officer for amendments.
	•	This action gives the Compensation Committee greater flexibility to make changes to executive compensation
•
As part of ending the use of employment agreements, the executive officers waived certain significant rights under the employment agreements, including rights to certain equity vesting in the event of retirement and other terminations

Severance policy adopted to replace employment agreement provisions
The benefits may be amended or terminated by our Board of Directors and do not require executive officer consent (except that the current CEO, Chief Operating Officer, General Counsel and Chief Financial Officer must consent if the change adversely affects their rights or benefits).
Key differences include 1x base salary plus average annual bonus paid over the previous 3-year period, rather than 2x base salary, as severance benefit for involuntary termination without cause and voluntary termination for good reason

Perquisite policy adopted to replace employment agreement provisions	The perquisites may be amended or terminated by the Compensation Committee and do not require executive officer consent. The perquisites that were eliminated were:
	•	Executive medical coverage
	•	U.S. club dues
Eliminated tax gross-ups	Consistent with best practices, the executive officers waived tax gross-ups for tax liabilities in respect of:
	•	Federal excise tax upon a change in control
	•	Federal Insurance Contributions Act (FICA) tax
	•	Bermuda housing allowance
Eliminated accelerated vesting equity upon a change in control	Consistent with best practices, the executive officers waived "single trigger" accelerated vesting of stock-based awards granted on or after April 2011 upon a change in control
Eliminated voluntary termination benefits upon a change in control
Consistent with best practices, the executive officers waived certain payments and benefits following a voluntary termination, other than for good reason, within a specified period following a change of control

In February 2013, the Compensation Committee further revised the terms of the new PSUs, the performance stock options and the RSUs for the executive officers to provide that, in the case of grants made in February 2013 and thereafter, if the executive were to retire after attaining age 65, perform 10 years of service for our Company and obtain the consent of our Compensation Committee, such grants would not be forfeitable. The purpose of this change is to provide incentive for certain of our executive officers nearing retirement at age 65 to continue their efforts with our Company. Currently, this provision only affects our Chief Operating Officer.
Performance Metrics
The following chart summarizes the performance metrics used among our different incentive plans and the time frame for each. The metrics and time horizons are intended to reward performance without relying solely on any one metric or time horizon:

Pay Element		Number of Years in Performance Measurement Period				Vested Amount	Sample Performance Metrics
		1	2	3	4
Cash Incentive	Annual Bonus					—	Operating income Operating ROE PVP Strategic goals (capital, ratings, new business development, loss mitigation)
PRP	Initial 25% of Award					—	Adjusted book value Operating ROE
Next 25% of Award
Final 50% of Award
Long-Term Incentive Plan(1)	Price-Vesting PSUs					0%-200% of grant value	Stock price
	Price-Vesting Performance Stock Options					Up to 100%	Stock price
	RSUs					100%	Not applicable; no performance metrics

(1)	For awards granted beginning in February 2012
Performance-Vesting Equity -- Realizable Values
The charts that follow illustrate the mechanics of the 40-day average stock price hurdles which must be achieved in order for 75% of the long-term incentive compensation awarded to the executive officers in February 2012 and, in the case of the executive officers other than our CEO, in February 2013, to vest, and depict the values that are realizable at a 40-day average share price of:

•
$19.02, which was the highest 40-day average share price as of March 20, 2013. (Under the terms of the performance-based equity, at $18, 35% of the PSUs and 35% of the performance stock options vest at the end of three years.)

•	$24 (100% of the PSUs and 50% of the performance stock options vest at the end of three years)

•	$30 (200% of the PSUs and 100% of the performance stock options vest at the end of three years)
The realizable values are calculated assuming a market price of $20.56 (the closing market price of a Common Share on March 15, 2013, the record date), $24 and $30 for our Common Shares, and take into account the $19.24 and $17.44 grant date values of the performance stock options granted on February 7, 2013 and February 9, 2012, respectively.

In the case of our CEO, with respect to the two-year performance-based equity grant he received in February 2012, the realizable value of such award if our 40-day average stock price reaches $19.02 (which was the 40-day average as of March 20, 2013, a date close to the filing date of this proxy statement with the SEC), $24 and $30, calculated assuming a market price of $20.56 (the closing market price of a Common Share on March 15, 2013, the record date), $24 and $30 for our Common Shares, and taking into account the $17.44 grant date value of the performance stock options granted on February 9, 2012, is as follows:
CEO 2012 Performance Equity Grant (2-Year Award) -- Realizable Value

In the case of our named executive officers other than our CEO, with respect to the performance-based equity grants they received in February 2012 and February 2013, the realizable value of such awards if our 40-day average stock price reaches $19.02 (which was the average as of March 20, 2013, a date close to the filing date of this proxy statement with the SEC), $24 and $30, calculated assuming a market price of $20.56 (the closing market price of a Common Share on March 15, 2013, the record date), $24 and $30 for our Common Shares, and taking into account the $19.24 and $17.44 grant date values of the performance stock options granted on February 7, 2013 and February 9, 2012, respectively, is as follows:
2012 and 2013 Performance Equity Grant -- Realizable Value

Compensation Process
The Compensation Committee works very closely with its independent consultant Cook, the Chairman of the Board and management to examine pay and performance matters throughout the year. From 2011 to 2013, the Compensation Committee and the Chairman of the Board met with Cook on 11 occasions with and without management present. These meetings facilitated the Compensation Committee's decisions with respect to the re-design of the executive compensation program, as well as compensation for the CEO and other executive officers.
The Compensation Committee conducts in-depth reviews of performance and then applies judgment to make compensation decisions, rather than relying solely on formulaic results to calculate incentive award payouts. The Compensation Committee believes its process, described below, is an effective way to assess the quality of performance, risk management and leadership demonstrated by Mr. Frederico and his senior management team.
Each year, the Compensation Committee:

•	Reviews and approves the metrics and goals in our performance framework and the executive officer performance goals for the next upcoming year in November

•	Reviews corporate performance during the then current year, as well as progress against the executive officer performance goals, in August and November

•	Makes executive compensation decisions with respect to the previous year's performance in February
In making its compensation decisions, the Compensation Committee:

•
Discusses with the full Board the full-year financial and strategic performance at length, seeking to understand what was accomplished relative to established objectives, how it was accomplished, the quality of the financial results, and strategic positioning for future competitive advantage, and the CEO's and other executive officers' individual performance

•
In conjunction with our independent directors, determines the total compensation amount for the CEO and each of the other executive officers, starting with the prior years' compensation, and making adjustments based on:

◦	Performance assessments

◦	Market pay levels and trends

◦	Input from Cook

◦	For the other executive officers: the CEO's recommendations, succession planning, and retention considerations

◦	The strength of the executive team in this unique segment of the insurance industry

•	Approves any design changes to the executive compensation program for the upcoming year
The CEO is the principal executive involved with the Compensation Committee in establishing compensation policy and setting the compensation for other executive officers. He generally attends Compensation Committee meetings, and between meetings, the chairman of the Compensation Committee will often speak with the CEO (or the General Counsel) regarding committee and compensation matters.
The Board of Directors has delegated to the CEO the power to approve:

•	Routine changes to benefit plans

•	New-hire packages for non-executive officers with expected annual compensation below a specified amount

•
New-hire equity grants for non-executive officers up to a specified amount of stock options and restricted stock for each new hire. All equity grants authorized by the CEO must be reported to the Compensation Committee at its next meeting

•	Routine salary and employment termination arrangements for employees below the top three levels of our Company
Compensation Decisions
In 2012, the Compensation Committee allocated each pay component based on our results for the year, including the achievement of the specific financial performance goals contained in the business plan that our Board of Directors approves each year, the individual performance of the executive officer and market considerations. The difficulty of achieving each component of the financial performance goals and other individual performance goals varies. In the aggregate, the Compensation Committee viewed the financial performance goals and other individual performance goals as significant, but attainable, challenges for the CEO and the other executive officers.
To more closely link executive officer compensation to our longer-term operating and stock performance, the Compensation Committee continued to grant equity awards that were heavily performance based.
In determining the compensation for each named executive officer, the main factors taken into account by the Compensation Committee were:

•	The performance of our Company

•	Achievement of identified objectives in the officer's areas of responsibility that are intended to achieve our Company's goals

•	Quick and effective responses to unanticipated opportunities or challenges

•	Cooperation as a team to achieve our Company's goals

•	Demonstration of ethical behavior in compliance with current legal and regulatory standards
2012 Performance Overview
Assured Guaranty's 2012 results were strong in a year marked by uncertainty about our financial strength ratings, persistent problems in the economy, a sustained low interest rate environment in the U.S., which resulted in lower demand for our financial guaranty insurance, and delayed recovery in the structured and international infrastructure finance markets. While these obstacles materially affected our production and the price of our Common Shares, we were able to deliver on several of our key priorities for the year:

•
We produced strong financial results, including strong operating income of $535.5 million and growth in operating shareholders' equity per share to a record level of $30.05. Shareholders' equity per share increased 1% over 2011 and operating shareholders' equity per share increased 5%. This result was achieved despite incurring a pre-tax loss of $189 million on our exposure to Greek bonds.

•	We repurchased 2.1 million Common Shares at an average price of $11.76.

•	Our share price was $14.23 at year end 2012, 8.3% higher than the 2011 year end share price of $13.14.

•	We doubled our quarterly dividend to $0.09 per share in the first quarter of 2012 and further raised it to $0.10 per share in the first quarter of 2013, for a total increase of 122%.

•
We derived $401 million of future premium revenues, through $210 million of present value of new business production (which we refer to as PVP) and $191 million from the reassumption of ceded reinsurance; the economic benefit of these transactions constituted approximately 89% of our 2012 goal.

•
Through December 31, 2012, we have caused providers of representations and warranties (R&W) in residential mortgage-backed security (RMBS) transactions we insured to pay or agree to pay approximately $2.9 billion in respect of their R&W liabilities. Of this, $2.3 billion constituted payments made or to be made directly to us pursuant to agreements (e.g., the one with Deutsche Bank AG and one with another seller of mortgage loans) and approximately $557 million consisted of amounts paid according to the priority of payments in the transaction documents.

•
AGM's lawsuit against Flagstar Bank went to trial in 2012, and in February 2013, the court granted judgment in our favor for our claims for breach of contract in the amount of approximately $90 million plus contractual interest and attorneys' fees and costs to be determined.

•
We continued to mitigate our losses in the RMBS and other sectors by purchasing securities that we have insured. We purchased $396 million of bonds we had insured, at an average cost of 63% of par, which created approximately $250 million of economic value.

•
We mutually agreed with beneficiaries to terminate policies totaling $4.1 billion of net par outstanding, while collecting 96% of expected premiums. We targeted investment grade securities for which claims are not expected but which carry a disproportionate rating agency capital charge.

•	We created underlying value by lowering our insured leverage (which is the ratio of statutory-basis net par outstanding to qualified statutory capital) by 12% year over year.
Key Measures
For the 2012 compensation decisions, our Compensation Committee also reviewed our progress on the financial performance goals that the Compensation Committee had established for the executive officers. At the time the goals were established, the Compensation Committee believed it would be a challenge for the executive officers to meet them, but that they could be achieved if we were able to maintain financial strength ratings in the double A category for our insurance subsidiaries AGM and AGC in 2012.
When setting the goals, the Compensation Committee also took into account the prevailing market conditions, the challenges we faced in maintaining our market penetration and our expected earnings over the following year.

•
At the time the performance goals were established, there was substantial uncertainty over the financial strength ratings of AGM, AGC and their respective insurance subsidiaries. Such ratings were on CreditWatch negative by Standard & Poor's Ratings Services (S&P) and the outlook on such ratings was negative by Moody's Investors Service, Inc. (Moody's). S&P in fact downgraded the financial strength ratings of AGM and AGC to AA- from AA+ in November 2011.

•	The volume of new issuance in the municipal market had declined steeply in 2011 as compared to 2010.

•	We anticipated issuing between 11,605,500 and 13,636,500 Common Shares in 2012 in connection with forward purchase contracts that were part of the equity units we issued in June 2009.

•	Our earnings were expected to decline due to the rapid amortization of our structured finance par outstanding and the relatively low volume of new business being underwritten.
As a result of these various factors, the Compensation Committee established 2012 operating income, operating income per share, adjusted book value (also referred to as ABV) per share, and operating return on equity (also referred to as operating ROE) goals that were lower than the comparable 2011 goals and results but still challenging to achieve. The 2012 PVP goal was also lower than the 2011 PVP goal, but higher than the 2011 PVP result, reflecting expectations about the volume of new business we would be able to underwrite.
Our 2012 performance on key measures (which constitute financial measures not in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and which non-GAAP financial measures are discussed in greater detail in this proxy statement on page 52) compared to our results in the last two years is shown below:

Performance Measures	2010(1)	2011(1)	2012
Operating income	$664.1 million	$604.4 million	$535.5 million
Operating income per diluted share	$3.51	$3.26	$2.81
Operating shareholders' equity per share	$25.88	$28.91	$30.05
Adjusted book value (ABV) per share	$48.92	$49.32	$47.17
Operating return on equity (ROE)	14.9%	12.1%	9.7%
PVP (present value of new business production)	$362.7 million	$242.7 million	$210.0 million
Operating expenses(2)	$263.7 million	$231.4 million	$230.6 million

(1)	Amounts have not been adjusted to reflect our Company's adoption, effective January 1, 2012, of new accounting guidance on acquisition costs.

(2)	Amounts exclude income and expenses from ceding commissions, deferred costs and certain other charges.
In 2012, we achieved or exceeded all but one of the financial aspects of our CEO and senior management performance goals, as set out in the following table.

Performance Measures	2012 Goals	2012 Results	Performance vs. Goal
Operating income	$506.3 million	$535.5 million	Exceeds
Operating income per diluted share	$2.53	$2.81	Exceeds
Operating shareholders' equity per share	$29.03	$30.05	Exceeds
ABV per share	$46.44	$47.17	Exceeds
Operating ROE	9.1%	9.7%	Exceeds
PVP	$449.1 million	$210.0 million	Below Target
Operating expenses(1)	$245.3 million	$230.6 million	Exceeds

(1)	Amounts exclude income and expenses from ceding commissions, deferred costs and certain other charges.

•	We produced strong operating income and record growth in operating shareholders' equity per share. This result was achieved despite the losses we paid on our Greek sovereign exposure.

•
Per share amounts were affected by our issuance of 13.4 million Common Shares to settle forward purchase contracts that constituted a portion of our 2009 equity units. The impact of such issuance was partially offset by the our repurchase of 2.1 million Common Shares.

•	Operating expenses were better than the 2012 goal by approximately $14 million and slightly better than 2011 actual expenses.

•
PVP was below target primarily due to the low interest rate environment, tight credit spreads and the ratings uncertainty caused by the March 2012 decision of Moody's to place our financial strength ratings, including those of AGM, AGC and AG Re, on watch for possible downgrade. Moody's did not complete its review until January 2013, when it lowered the financial strength ratings of AGM and AGC from Aa3 to A2 and A3, respectively, and that of AG Re from A1 to Baa1. In addition, global economic uncertainty persists and recovery in the structured and infrastructure finance markets has been delayed.

However, our 2012 U.S. public finance premium rates were consistent by sector with rates in 2011 and the average rating of gross par written has remained in the single-A category. We also insured a select number of U.S. structured finance transactions in 2012, including a U.S. commercial receivables securitization and a life insurance reserve financing.
In addition, in 2012, we reassumed $12.9 billion of par we had previously ceded to Radian Asset Assurance Inc. (Radian) and $6.2 billion of par from Tokio Marine & Nichido Fire Insurance Co., Ltd. (Tokio). The 2012 commutations enabled us to recognize $82 million in pre-tax commutation gains and resulted in approximately $109 million in additional future premium earnings. The $191 million from the reassumption of ceded reinsurance and the $210 million from our direct insurance and assumed reinsurance business constitute an economic benefit of $401 million or approximately 89% of our 2012 goal.

Total Shareholder Return
The total shareholder return (TSR) on our Common Shares on a 1, 3 and 5-year basis, and from January 1, 2013 through March 15, 2013 are 11.2%, (31.3)%, (42.1)% and 45.2%. The table below compares the TSR on our Common Shares against the S&P 500 Financial Index for the relevant period.

	1/1/2013 – 3/15/13	1 year (2012)	3 years (2010-2012)	5 years (2008-2012)
S&P 500 Financial Index	12.9%	28.9%	20.0%	(37.1)%
Assured Guaranty Ltd.	45.2%	11.2%	(31.3)%	(42.1)%
The following compares the dollar change in the cumulative TSR on our Common Shares from December 31, 2007 through March 15, 2013, as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's 500 Financials Index. The graph and table depict the value on December 31, 2007, 2008, 2009, 2010, 2011 and 2012, as well as on March 15, 2013, of a $100 investment made on December 31, 2007, with all dividends reinvested:

	Assured Guaranty	S&P 500 Index	S&P 500 Financial Index
December 31, 2007	$100.00	$100.00	$100.00
December 31, 2008	43.54	63.00	44.73
December 31, 2009	84.31	79.68	52.44
December 31, 2010	69.28	91.68	58.82
December 31, 2011	52.11	93.61	48.81
December 31, 2012	57.93	108.59	62.92
March 15, 2013	84.13	119.41	71.03
Source: Bloomberg

CEO Compensation
In February 2012, the Compensation Committee determined to restructure Mr. Frederico's compensation arrangements so as to increase the retention value of the pay mix and also to encourage him further to build long-term shareholder value. Accordingly, as part of the compensation package set out in greater detail in the table below:

•
The aggregate equity award covers a period of two years in order to motivate Mr. Frederico to remain with our Company. Accordingly, Mr. Frederico did not receive an equity award in February 2013 and the Compensation Committee does not intend to consider him for another equity award until February 2014

•
The two-year incentive was comprised of performance-based and time-based equity, contemplating an aggregate target value of $5 million: 50% in the form of PSUs, 25% in the form of performance stock options and 25% in the form of RSUs. The performance-based equity does not vest at all unless a minimum share price is achieved and the remaining portion of the equity does not vest until the end of three years

•
If Mr. Frederico, who is 60 years old, were to retire before February 9, 2015, the third anniversary of the grant date, all of the PSUs, the performance stock options and the RSUs would be forfeited; previously, under the terms of Mr. Frederico's employment agreement, equity awards would have continued to vest after retirement

•	The cash payable with respect to the PRP awards are contingent on future financial performance over two, three and four-year performance periods
It is important to recognize that the compensation package presented in the table below is different from the SEC-required disclosure in the "Summary Compensation Table" and is not a substitute for the information in that table (shown on page 53). Rather, it is intended to show how the Compensation Committee linked the CEO's compensation and its components to our performance results for the prior year.

	2012 Compensation	2011 Compensation
Fixed Compensation—Base Salary(1)	$900,000	$900,000
Incentive Compensation
Annual Cash Incentive	$3,300,000	$3,200,000
Performance-Based Deferred Cash Incentive (PRP)	$1,500,000	$1,500,000
Performance-Based Equity (75%)	Portion of 2 Year Grant Attributable to 2012	Portion of 2 Year Grant Attributable to 2011
	$1,875,000 Compensation Committee target value	$1,875,000 Compensation Committee target value
Time-Based Equity (RSUs) (25%)	Portion of 2 Year Grant Attributable to 2012	Portion of 2 Year Grant Attributable to 2011
	$625,000 Compensation Committee target value	$625,000 Compensation Committee target value
TOTAL INCENTIVE COMPENSATION	$7,300,000 attributable to 2012	$7,200,000 attributable to 2011
TOTAL DIRECT COMPENSATION	$8,200,000 attributable to 2012	$8,100,000 attributable to 2011

(1)	In February 2013, the Compensation Committee increased Mr. Frederico's base salary for 2013 to $950,000.

In February 2012, Mr. Frederico was granted 112,923 PSUs, 184,910 performance stock options and 86,697 RSUs. The specific grants were determined based on a calculation using a methodology recommended by Cook, the Compensation Committee's independent compensation consultant. Cook's methodology was based on a Monte-Carlo simulation model and also utilized the average closing price of one of our Common Shares during the 40-day period prior to February 3, 2012, which was a date in close proximity to the February 9, 2012 equity grant date. Use of the 40-day average stock price, which was $14.42 as of February 3, 2012, was intended to mitigate the impact of stock price volatility on the number of shares granted. Specifically, the use of an average ensures that the executive officer does not receive more compensation potential due to a larger number of shares being granted as a result of a sharp decline in our stock price on the date of grant. Conversely, the executive officer is not negatively impacted by a sharp increase in our stock price on the date of grant, which would result in a smaller number of shares being granted and a reduction in the value of potential compensation earned.
Cook's use of an average stock price to determine the number of shares to grant differs from the U.S. GAAP approach of solely using the stock price on the date of grant. Under U.S. GAAP, the PSUs are valued based on a Monte-Carlo simulation model value of $27.35, the performance stock options are valued based on a Monte-Carlo simulation model value of $7.84, and the RSUs are valued based on our Common Share closing price of $17.44 on February 9, 2012.
The following sets forth the grant day value of Mr. Frederico's equity under U.S. GAAP:

	Equity Granted	Value per Share	U.S. GAAP Value
PSUs	112,923	$27.35	$3,088,444
Performance Stock Options	184,910	$7.84	$1,449,694
RSUs	86,697	$17.44	$1,511,996
TOTAL			$6,050,134
In the 2012 Summary Compensation Table, we report the value of the grants using U.S. GAAP. Because the Common Share closing price on February 9, 2012 was higher than the 40-day average stock price as of February 3, 2012, the total value of the equity awards under U.S. GAAP is $6,050,134, which is higher than the target value of $5,000,000.
Under U.S. GAAP, Mr. Frederico's total incentive compensation for 2012, adjusted by 50% due to the two year nature of the equity awards, was $7,825,067, representing minimal variance of 1.3% from his prior year total variable compensation.
CEO Reported Pay versus Realized Pay
To supplement the disclosure in the Summary Compensation Table on page 53, which is determined under SEC rules, we have included the additional tables below, which show the difference between our CEO's compensation as reported in the Summary Compensation Table versus the compensation he actually received over the relevant period.

CEO Total Compensation
Year	Summary Compensation Table Reported Value(1)	Actual Realized Value(2)	Variation Between Actual Realized Value versus Summary Compensation Table Reported Value	Percentage Difference
2012	$13,363,715	$9,351,059	-$4,012,656	(30)%
2011	$9,583,509	$8,694,101	-$889,408	(9)%
2010	$9,739,617	$8,552,994	-$1,186,623	(12)%

(1)
Summary Compensation Table Reported Value includes all elements of compensation as reported in the Summary Compensation Table pursuant to SEC rules, including the grant date value of equity awards granted in February 2012 (which constituted a two-year grant for 2011 and 2012), in February 2011 for 2010 performance and in February 2010 for 2009 performance.

(2)
Actual Realized Value represents compensation actually received by our CEO during the year, as reported on his Form W-2 for each of the years shown. Includes restricted stock vesting during the respective calendar years and would include the net spread on option exercises. Our CEO has not exercised any options he has received from our Company.

The primary difference between the Summary Compensation Table Reported Value and the Actual Realized Value is due to Mr. Frederico's equity grants, which represent a substantial portion of his compensation and constitutes an incentive for future performance, not current cash compensation. The equity long-term incentive compensation will not actually be received by Mr. Frederico until many years in the future, if at all, and the value of this pay when realized may differ significantly from the amounts shown in the Summary Compensation Table. The tables below illustrate further the difference between the reported value of Mr. Frederico's equity in a given year, and his actual realized value in that time.

CEO Restricted Stock Units
Year	Summary Compensation Table Reported Value(1)	Vesting Shares(2)	Actual Realized Value of Vesting Shares(2)	Variation Between Actual Realized Value versus Summary Compensation Table Reported Value
2012	$4,600,440	118,699	$2,037,478	-$2,562,962
2011	$2,364,800	97,881	$1,475,392	-$889,408
2010	$1,979,000	92,926	$1,946,877	-$32,123

(1)
Summary Compensation Table Reported Value represents the grant date value of restricted stock awards and restricted share unit awards granted in February 2012 (which constituted a two-year grant for 2011 and 2012), in February 2011 for 2010 performance and in February 2010 for 2009 performance.

(2)
Represents compensation actually received by our CEO during the applicable year, as reported on his Form W-2 for each of the years shown. Consists of the market value at vesting of previously granted shares that vested during the applicable year. Excludes the value of new/unvested restricted stock and restricted share unit awards that will not actually be received until a later date.

CEO Stock Options
Year	Summary Compensation Table Reported Value(1)	Actual Realized Value of Vested Options (2)	Variation Between Actual Realized Value versus Summary Compensation Table Reported Value
2012	$1,449,694	$0	-$1,449,694
2011	$0	$0	$0
2010	$1,154,500	$0	-$1,154,500

(1)
Summary Compensation Table Reported Value represents the grant date value of stock option awards granted in February 2012 (which constituted a two-year grant for 2011 and 2012), in February 2011 for 2010 performance and in February 2010 for 2009 performance.

(2)	Represents compensation actually received by our CEO during the applicable year, as reported on his Form W-2 for each of the years shown. Excludes the value of new/unvested/unexercised stock options.
Individual Compensation Analysis
In determining the compensation for each named executive officer, the main factors taken into account by the Compensation Committee were:

•	The performance of our Company

•	Achievement of identified objectives in the executive officer's areas of responsibility that are intended to achieve our Company's goals

•	Quick and effective responses to unanticipated opportunities or challenges

•	Cooperation as a team to achieve our Company's goals

•	Demonstration of ethical behavior in compliance with current legal and regulatory standards
Dominic J. Frederico, President and Chief Executive Officer
The Compensation Committee credited Mr. Frederico for having achieved all but one of the financial performance goals under difficult market conditions and all of his qualitative goals, which are listed below. In particular, they noted that Mr. Frederico continued to demonstrate strong strategic vision and leadership with the following achievements:

•	Articulated a clear strategy and led effective implementation of business plan to grow direct business and maintain reinsurance business.

◦
Underwrote new business. Mr. Frederico was credited with continuing to write new business in an unfavorable business environment, achieving $210.0 million of PVP in 2012. Despite ratings uncertainty and unprecedented low interest rates and tight credit spreads, we insured 1,770 new issuances and secondary market positions in the U.S. public finance market, representing $14.5 billion in par sold. For issuances with single-A underlying credit quality, which is our principal target market, we guaranteed 30% of the number of transactions sold and 12% of the related par. In the structured finance sector, we guaranteed $620 million of par, which contributed $43 million of PVP.

◦	Executed reassumption transactions. Under Mr. Frederico's leadership, we canceled ceded reinsurance with Radian and Tokio for total economic benefit of $191 million.

◦
Developed plan to increase insurance penetration.  Mr. Frederico oversaw our purchase of Municipal and Infrastructure Assurance Corporation, which we have renamed Municipal Assurance Corp. (MAC), from Radian and our development of a plan to launch MAC as a new financial guaranty insurer that provides insurance only on debt obligations in the U.S. public finance markets, in order to increase our insurance penetration in such market.

•
Actively managed potential loss transactions, including aggressive pursuit of RMBS R&W collections and servicing transfers.  Mr. Frederico led our Company in developing effective risk remediation strategies to lower losses, including recovery litigation and settlements, pursuing additional mortgage repurchases, completing servicing transfers, terminating exposures on structured finance risks, and purchasing insured securities. We have also been active in mitigating losses on public finance exposures, including in respect of Harrisburg, Pennsylvania and Jefferson County, Alabama.

◦
Executed settlement agreements. Mr. Frederico was responsible for our Company entering into settlement agreements, including an agreement with Deutsche Bank AG that provided for a cash payment of $166 million upon signing and for loss sharing arrangements covering future losses related to RMBS transactions that we have insured, as to which Deutsche Bank has placed approximately $278 million of eligible assets in trust in order to collateralize the loss sharing obligations, as well as one other agreement.

◦
Brought litigation proceedings. Under Mr. Frederico's leadership, we brought cases against affiliates of Deutsche Bank AG, JPMorgan Chase & Co., UBS and Credit Suisse Securities (USA) LLC to enforce our rights from the breach of R&W. We also filed a complaint against OneWest Bank, FSB, for failure to properly service mortgage loans.

◦
Completed Flagstar Trial. Mr. Frederico had oversight over our lawsuit against Flagstar Bank, FSB, which went to trial in 2012. In February 2013, the judge in the U.S. District Court for the Southern District of New York granted judgment in our favor on our claims for breach of contract in the amount of approximately $90 million plus contractual interest and attorneys' fees and costs to be determined.

◦
Transferred servicing on transactions. As a result of the efforts of Mr. Frederico and our management, at February 28, 2013, the servicing of approximately $3 billion of mortgage loans had been transferred to a new servicer and another $1.7 billion of mortgage loans were subject to special servicing arrangements.

•
Maintained strong financial strength ratings.  Although Moody's downgraded the financial strength ratings of AGM, AGC, AG Re and their respective insurance subsidiaries in January 2013, the Compensation Committee recognized that Mr. Frederico took appropriate steps to address the ratings uncertainty that continued throughout much of 2012 and, together with his management team, expended much time and effort in refuting the rationale behind Moody's 2012 Credit Watch and qualitative rating factors.

•
Ensure that we have comprehensive, best-practice risk management with respect to all our activities, particularly the credit quality of risks insured and enterprise management. Under Mr. Frederico's leadership, despite the obstacles we faced in writing new business, we continue to maintain our underwriting discipline. The average rating of our net portfolio remains strong at A+, and new business written in the public finance, infrastructure and structured finance sectors is high quality. In addition, in 2012, we faced no anticipated risk issues or any significant compliance issues. We have been accepted by the U.K. Financial Services Authority into a pre-application process for the European Union's Solvency II Directive and have begun the process to apply for approval of a methodology to calculate our solvency capital requirement.

•
Attract and retain top quality senior management. Under Mr. Frederico's leadership, there has been limited management turnover and we have hired additional staff in order to pursue opportunities in the U.S. public finance market.

After considering Mr. Frederico's 2012 accomplishments, which were achieved in a difficult economic environment, and the increase in the price of our Common Shares in 2012, but also weighing Moody's downgrade of our financial strength ratings in January 2013, the Compensation Committee decided to increase Mr. Frederico's annual cash incentive by $100,000, or 3.1% from his prior year cash incentive, and increase his 2013 base salary by $50,000, or 5.5% from his 2012 base salary, and to leave his performance-based deferred cash incentive unchanged.

Other Named Executive Officers
The CEO's recommendations for the other named executive officers are based on his review of performance and our pay mix principles. The following highlights the specific individual and business achievements considered by the CEO when making his pay recommendations to the Compensation Committee.
James M. Michener, General Counsel
All legal, corporate governance and human resources functions performed well under Mr. Michener in 2012:

•
Mr. Michener was responsible for managing a number of litigation matters, both in respect of our RMBS claims and our exposures to Harrisburg, Pennsylvania, Jefferson County, Alabama and Stockton, California. In particular, Mr. Michener managed AGM's lawsuit against Flagstar Bank, in which the court granted judgment in favor of AGM on its claims for breach of contract in the amount of approximately $90 million plus contractual interest and attorneys' fees and costs to be determined.

•	Mr. Michener oversaw the documentation for our Company's agreement with Deutsche Bank AG.

•	Mr. Michener was instrumental in developing a plan to launch MAC as a new financial guaranty insurer that provides insurance only on debt obligations in the U.S. public finance markets.

•
Mr. Michener obtained the approval of the New York Department of Financial Services for AGM and its subsidiary, Assured Guaranty Municipal Insurance Company, to release approximately $700 million of contingency reserves, based on the expiration of exposure, which increases the financial flexibility of AG Re and the liquidity of AGL.

Robert B. Mills, Chief Operating Officer
All corporate administration and internal audit functions performed well under Mr. Mills in 2012:

•
Mr. Mills has oversight responsibility for our RMBS servicing efforts, in which we seek to mitigate RMBS losses by influencing mortgage servicing, including, if possible, causing the transfer of servicing or establishing special servicing arrangements. As a result of our Company’s efforts, at February 28, 2013, the servicing of approximately $3.0 billion of mortgage loans had been transferred to a new servicer and another $1.7 billion of mortgage loans were subject to special servicing arrangements.

•
Mr. Mills managed our purchase of attractively priced below investment grade obligations that we insure in order to mitigate losses as well as improve our excess capital position and increase future investment income. In 2012, we purchased $396 million of bonds, bringing total securities purchased for loss mitigation purposes held in our investment accounts to $1,844 million of par.

•
Mr. Mills played a principal role in our negotiation and execution of two settlement agreements during the year relating to our claims for breaches of R&W in RMBS transactions that we had insured, one with Deutsche Bank AG and one with another seller of mortgage loans.

•	Mr. Mills is overseeing the development of a business to provide third-party consulting services in respect of RBMS servicing.
Robert A. Bailenson, Chief Financial Officer
All finance and accounting functions performed well under Mr. Bailenson in 2012:

•	Mr. Bailenson was instrumental in developing a plan to launch MAC as a new financial guaranty insurer that provides insurance only on debt obligations in the U.S. public finance markets.

•	Mr. Bailenson led the negotiation of our Company's $435 million excess of loss reinsurance facility, entered into in 2012, which provided us with additional rating agency capital credit.

•	Mr. Bailenson oversaw the filing of our financial statements in a timely manner and the resolution of all comment letters from SEC staff.
Russell B. Brewer, Chief Surveillance Officer
All surveillance functions performed well under Mr. Brewer in 2012:

•	Mr. Brewer played a critical role in our discussions with the rating agencies over our financial strength ratings.

•	Mr. Brewer chaired our U.S. Risk Management Committee and led the surveillance of our insured portfolio.

•	Mr. Brewer was responsible for providing all credit performance data for our reserve committees.

In addition to reviewing the individual achievements of the executive officers, Mr. Frederico looked at the management team as a group, and determined that the executive officers worked well together to achieve our Company's goals. Furthermore, Mr. Frederico took into account the relative compensation of the executive officers and made compensation adjustments on that basis. For example, in the case of Mr. Brewer, who joined our Company in 2009 when we acquired Financial Security Assurance Holdings Ltd., Mr. Frederico recommended to increase his equity award as compared to the prior year in order for him to establish an equity position with our Company, and to increase his base salary in order for that compensation component to be commensurate with that of the other executive officers.
The Compensation Committee considered Mr. Frederico's recommendations and also the overall performance of our Company when approving the compensation recommendations.

The Compensation Committee's February 2013 decisions for the remaining named executive officers other than Mr. Frederico are reflected in the following table:

	James M. Michener	Robert B. Mills	Robert A. Bailenson	Russell B. Brewer II
Fixed Compensation—2012 Base Salary (1)	$450,000	$520,000	$425,000	$350,000
Incentive Compensation
Annual Cash Incentive	$800,000	$600,000	$700,000	$700,000
Performance-Based Deferred Cash Incentive (PRP)	$800,000	$500,000	$600,000	$600,000
Performance-Based Equity (75%) (2)	$315,000 Compensation Committee target value	$187,500 Compensation Committee target value	$225,000 Compensation Committee target value	$315,000 Compensation Committee target value
Total Performance-Based Compensation (2)	$1,115,000	$687,500	$825,000	$915,000
Time-Based Equity (RSUs) (25%) (2)	$105,000 Compensation Committee target value	$62,500 Compensation Committee target value	$75,000 Compensation Committee target value	$105,000 Compensation Committee target value
Total Incentive Compensation	$2,020,000 (unchanged from previous year)	$1,350,000 (down 13% from previous year)	$1,600,000 (unchanged from previous year)	$1,720,000 (up 1% from previous year)
2012 TOTAL DIRECT COMPENSATION	$2,470,000 (up 0.8% from previous year)	$1,870,000 (down 9.7% from previous year)	$2,025,000 (up 2.5% from previous year)	$2,070,000 (up 3.5% from previous year)

(1)
In February 2013, the Compensation Committee increased Mr. Michener's base salary for 2013 to $475,000, Mr. Bailenson's base salary for 2013 to $450,000 and Mr. Brewer's base salary for 2013 to $370,000. The base salary for Mr. Mills did not change.

(2)	Amounts reflect the Compensation Committee's target value of performance-based equity and the time-based equity granted. See pages 41 to 42 above for additional detail.
The grant day value of the executive officers' February 2013 equity grants using the U.S. GAAP approach is as follows, based on a closing price of $19.24 on February 7, 2013, the date of grant:

	James M. Michener		Robert B. Mills		Robert A. Bailenson		Russell B. Brewer II
	Equity Granted (#)	U.S. GAAP Value ($)	Equity Granted (#)	U.S. GAAP Value ($)	Equity Granted (#)	U.S. GAAP Value ($)	Equity Granted (#)	U.S. GAAP Value ($)
PSUs	8,000	$236,320	4,480	$132,339	5,900	$174,286	8,000	$236,320
Performance Stock Options	12,170	$99,428	8,250	$67,402	8,000	$65,360	12,170	$99,428
RSUs	7,000	$134,610	4,150	$79,804	5,000	$96,150	7,000	$134,610
TOTAL		$470,358		$279,545		$335,796		$470,358
In addition, the executive officers received cash distributions in March 2013 resulting from PRP awards granted in February 2009, 2010 and 2011 that vested on December 31, 2012.
For any given installment of a PRP grant, the cash payout is determined as follows:

•	The principal amount granted is divided into three installments

•	For the relevant installment, the portion of principal associated with such installment and the performance period relating to such installment, are set out in the terms of the award

•	The change in the ABV per share for the relevant performance period is determined

•	The operating ROE for the relevant performance period is determined

•	The sum of 50% of the change in the ABV per share and of 50% of the operating ROE is calculated

•
The award payment for each installment is the product of (i) the sum of 1 plus 50% of the percentage change in the ABV per share plus 50% of the operating ROE multiplied by (ii) the portion of principal associated with the installment multiplied by (iii) the principal amount granted

For the executive officers, no amount is payable if the growth in our ABV per share for the applicable performance period is negative and if our operating ROE is not at least 3% on average for each year in the applicable performance period. However, if, in a subsequent performance period, there is either positive growth in our ABV per share or our operating ROE is at least 3% on average for each year in the applicable performance period, and the executive officer remains employed at our Company, than the executive officer will receive the forfeited payment.
The following table sets forth the calculation of the payments on the installments of the PRP awards granted in February 2009, 2010 and 2011 that vested on December 31, 2012:

Grant Date	Performance Period Beginning Date	Performance Period End Date	Portion of Principal Associated with Installment	Change in ABV per Share	Operating ROE	50% of ABV per Share + 50% of Operating ROE
February 2009	January 1, 2009	December 31, 2012	50%	12.4%	51.2%	31.8%
February 2010	January 1, 2010	December 31, 2012	25%	-2.3%	36.2%	17.0%
February 2011	January 1, 2011	December 31, 2012	25%	-3.6%	21.5%	9.0%
Applying these percentages to the named executive officers' respective grants resulted in the following individual PRP payouts for amounts vested on December 31, 2012:

February 2013 PRP Payouts from February 2009, 2010 and 2011 Awards
Dominic J. Frederico	$2,249,075
James M. Michener	$1,297,125
Robert B. Mills	$840,000
Robert A. Bailenson	$480,200
Russell B. Brewer II(1)	$282,500

(1)	Mr. Brewer has vested in only 25% of his 2010 and 2011 grants. Mr Brewer did not receive a 2009 grant.
Conclusion
We believe that the total compensation and components of compensation awarded to the executive officers are designed to reward performance and motivate the officers to increase shareholder value and that they are therefore appropriate and in the best interests of our Company and our shareholders. Our strategy requires exceptionally qualified experienced management in senior financial guaranty executive, finance and legal positions. The economic crisis beginning in 2007 demonstrated the need for experience and the ability to deal with adverse market conditions and take advantage of market opportunities. The Compensation Committee and the other independent directors believe that the various elements of total compensation have worked well together to attract and properly reward management for their performance.
Compensation Governance
The Role of the Board's Compensation Committee
The Compensation Committee, comprised solely of independent directors, oversees all aspects of our executive compensation program. The Compensation Committee has responsibility for:

•	Establishing executive compensation policies

•	Determining the compensation of our CEO

•	Reviewing our CEO's compensation recommendations regarding other senior officers and determining appropriate compensation for such officers
Our Board has adopted a Compensation Committee Charter to govern the Compensation Committee's activities. The charter, which may be found on our website at http://assuredguaranty.com/about-us/governance, is reviewed annually by the Compensation Committee. Under its charter, the Compensation Committee is authorized to obtain assistance by retaining compensation, legal, accounting and other expert consultants.
The Role of Independent Consultants
The Compensation Committee is authorized under its charter to engage outside advisors at our expense. Over the past seven years, including in 2012, the Compensation Committee has engaged Cook as its independent compensation consultant and considered advice and information from the firm in determining the amount and form of compensation for executive officers. As part of its engagement by the Compensation Committee, in 2011 and 2012, Cook advised the Compensation Committee about changes to implement to our executive compensation program. Cook has not provided any additional consulting service to us beyond its role as consultant to the Compensation Committee.
In 2012, Cook's work for the Compensation Committee included analyzing our compensation practices in light of best practices, reviewing our sample group of companies, collecting and providing relevant market data, reviewing data and analyses provided by other consultants and updating the Compensation Committee with respect to evolving governance trends.
The Compensation Committee has considered the independence of Cook in light of new SEC rules and NYSE listing standards. It has requested and received a letter from Cook affirming:

•	its independence

•	that Cook undertook no work with or for our management during the past year that was not approved in writing by the Chairman of the Board of Directors

•	that Cook will undertake no work with or for our management, other than work they perform for us on matters under our purview and control and related to our charter
The Compensation Committee discussed these considerations and concluded that Cooks' work did not raise any independence or conflict of interest issues.
Executive Compensation Comparison Group
The Compensation Committee examined pay data for a group of 15 companies to review pay practices and competitive practice. However, given the limitations of the comparison group, the Compensation Committee makes only limited use of the group.

Allied World Assurance	W.R. Berkley Corporation	Partner Re
Alterra Capital Holdings	Everest Re Group	Platinum Underwriters
Arch Capital Group	Markel Insurance Company	Radian Group
Aspen Insurance Holdings	MBIA	RenaissanceRe Holdings
Axis Capital Holdings	MGIC Investment Corporation	XL Capital
Cook met with members of the Compensation Committee and the Chairman of the Board in November 2012 to review the comparison group and performance statistics and executive compensation trends. Cook did not propose any change be made to the comparison group for 2012 because, taken as a whole, Cook believed the current group is reasonable from both size and business model perspectives. Because there is no public company active business competitor of us at this time, the current comparison group has a balance of various types of financial companies.
The Compensation Committee compared our executive compensation to the executive compensation at the sample group using 2011 data, the most recent data available, to determine if the Company's compensation decisions are generally consistent with those of the comparison group. Cook has advised the Compensation

Committee that our compensation decisions and practices are generally consistent with those of the comparison group.
Executive Officer Recoupment Policy
In February 2009, our Board of Directors adopted the AGL Executive Officer Recoupment Policy, which we refer to as our Recoupment Policy. Under the Recoupment Policy:

•
If an executive officer engages in misconduct related to a restatement of our financial results, then the Compensation Committee may rescind the officer's option exercises that occurred within 12 months after the restated period, and also recoup the amount of cash bonus payments to the officer in excess of the amount that would have been paid if the correct financial results had been known to the Compensation Committee at the time of the original bonus award.

•
If an executive officer receives incentive compensation based on achievement of a level of objectively quantifiable performance goals, and the level of achievement of those goals is later determined to have been overstated, the Compensation Committee may recoup the amount of any payment in excess of the amount that would have been paid if the correct level of performance had been known. The PRP is an example of an arrangement that requires achievement of objectively quantifiable performance goals.

The Compensation Committee has also determined that new grants of equity awards will be subject to any recoupment provisions that may be implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.
Stock Ownership Guidelines
To demonstrate our commitment to build shareholder value, the Board of Directors has adopted management stock ownership guidelines. The chart below shows the guideline for each executive officer who is still employed by Assured Guaranty and his stock ownership as of March 15, 2013, the record date, using $20.56, the closing price of one of our Common Shares on the NYSE on such date. These ownership levels include shares owned and vested share units credited to Mr. Frederico's, Mr. Bailenson's and Mr. Michener's non-qualified retirement plans. Unvested RSUs, unvested PSUs and unexercised options do not count towards the guidelines.
Mr. Bailenson's guideline of 2 × salary was increased to 5 × salary in May 2011 upon his promotion to Chief Financial Officer. Mr. Brewer joined our Company in 2009 when we acquired Financial Security Assurance Holdings Ltd. and therefore has not had as much time as the other named executive officers to acquire equity in our Company.

Named Executive Officer	Guideline	Current Ownership
Dominic J. Frederico	7 × Salary	21.7 × Salary
James M. Michener	5 × Salary	8.4 × Salary
Robert B. Mills	5 × Salary	8.5 × Salary
Robert A. Bailenson	5 × Salary	4.3 × Salary
Russell B. Brewer II	5 × Salary	2.1 x Salary
Our guidelines do not mandate a time frame by which this ownership must be attained, but each executive officer must retain 100% of his after-tax receipt of Company stock until he reaches his ownership goal. No current executive officer has sold any Company stock since our IPO. Please see "Information About Our Common Share Ownership – How Much Stock is Owned by Directors and Executive Officers" for detailed information on the executive officers' stock ownership.
Hedging and Pledging Policy
Our stock trading policy generally prohibits hedging and pledging with respect to our Common Shares so as to be consistent with our share ownership philosophy and compliance procedures. Hedging or pledging of our Common Shares may be approved by our General Counsel and the Nominating and Governance Committee in unusual circumstances. There have been no such transactions to date.

Award Timing
As has been the practice in the past, the Compensation Committee meets during our February board meeting to make executive compensation decisions with respect to the previous year's performance. The Compensation Committee follows this schedule because the February meeting is the earliest practical opportunity to review the prior year's financial results and the performance of the executive officers. At the February board meeting, the Compensation Committee discusses its compensation recommendations with the directors who are not on the Compensation Committee. All independent directors approve executive officer salary increases (if any), cash bonus awards, PRP awards and equity awards. Stock options have been priced at the NYSE closing price of our Company's stock on the day the awards are approved by the Compensation Committee and the other independent directors. PRP and cash bonus awards are paid after the filing of our Annual Report on Form 10-K for the previous year with the SEC.
Post-Employment Compensation
Retirement Benefits
We maintain tax-qualified and non-qualified defined contribution retirement plans for our executive officers and other eligible employees. We do not maintain any defined benefit pension plans. All retirement benefits are more fully described under "Potential Payments Upon Termination or Change in Control" on pages 60-65.

Benefit under defined contribution plans	Description
Core contribution	We contribute 6% of each employee's salary and cash bonus compensation, which we refer to as eligible compensation
Company match	We match 100% of the employee's contribution, up to 6% of eligible compensation
Severance
Under the new severance plan we adopted in February 2012:

•
Following the executive officer's involuntary termination without cause or voluntary termination for good reason and subject to the executive signing a release of claims, the executive will receive a lump-sum payment in an amount equal to one year's salary plus his average bonus amount over the preceding 3-year period, plus a pro-rata bonus for the year of termination and an amount equal to one year of medical and dental premiums.

•
The executive officer's receipt of severance benefits is subject to his compliance with non-competition, non-solicitation, and confidentiality restrictions during his employment and for a period of one year following termination of employment.

Change in Control Benefits
We provide change in control benefits to encourage executives to consider the best interests of shareholders by stabilizing any concerns about their own personal financial well-being in the face of a change in control of our Company. We have modified our change in control provisions based on shareholder input and changing market trends:

•	All long-term incentive awards granted after April 2011 require employment termination (double-trigger) following a change in control before these awards will vest

•	Such awards will vest upon a change in control if the acquirer does not assume the awards

•	We no longer provide excise tax reimbursements and gross-up payments in the case of a change in control
Detailed information is provided under "Potential Payments Upon Termination or Change in Control" on pages 60-65.

Tax Treatment
Internal Revenue Code (IRC) Section 162(m) generally limits the deductibility of compensation paid to our executive officers to $1 million during any fiscal year unless such compensation is "performance-based" under Section 162(m). Generally, we intend to structure our compensation arrangements in a manner that would comply with Section 162(m). However, the Compensation Committee considers many factors when designing its compensation arrangements in addition to the deductibility of the compensation, and the Compensation Committee maintains the flexibility to grant awards or pay amounts pursuant to the Company's compensation arrangements that are non-deductible if they believe it is in the best interest of our Company and our shareholders.
In addition, IRC Section 409A imposes restrictions on nonqualified deferred compensation plans. We maintain deferred compensation plans for the benefit of our employees, including nonqualified deferred compensation plans that provide for employee and employer contributions in excess of the IRS defined contribution plan limits. The deferred compensation plans we maintain are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and we have reviewed and, where appropriate, have amended each of our deferred compensation plans to meet the requirements.
Finally, IRC Section 457A imposes restrictions on nonqualified deferred compensation plans maintained by a nonqualified entity (which generally includes an entity in a jurisdiction that is not subject to U.S. income tax or a comprehensive foreign income tax).  The deferred compensation plans we maintain are intended to be exempt from the requirements of Section 457A for benefits accrued or awards granted on or after January 1, 2009 (the effective date of Section 457A).  Also, as noted below, we have amended certain deferred compensation plans in which benefits were accrued or awards granted prior to January 1, 2009 to provide that such benefits shall be distributed in a single lump-sum payment on January 1, 2017 (to the extent not previously distributed) to satisfy the requirements of Section 457A.
Non-GAAP Financial Measures
This proxy statement references the following financial measures that are not in accordance with U.S. GAAP:

operating income	adjusted book value (ABV)
operating shareholders' equity	PVP or present value of new business production
operating return on equity (ROE)
Although the financial measures identified as non-GAAP should not be considered substitutes for U.S. GAAP measures, Assured Guaranty's management and Board consider them key performance indicators and employ them as well as other factors in determining senior management incentive compensation. The definitions of the non-GAAP terms that are used in this proxy statement can be found on pages 95 to 99 of our Company's Annual Report on Form 10-K for the year ended December 31, 2012 and/or on pages 42 to 43 of our Company's December 31, 2012 Financial Supplement.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Company's Annual Report on Form 10-K for the year ended December 31, 2012 and this proxy statement.
The foregoing report has been approved by all members of the Compensation Committee.

Francisco L. Borges, Chairman
G. Lawrence Buhl
Robin Monro-Davies

2012 SUMMARY COMPENSATION TABLE
The following table provides compensation information for 2012, 2011 and 2010 for our named executive officers. For additional information, please see the tables under the "CEO Compensation" section of "Compensation Discussion and Analysis—Executive Summary" on pages 41-43 of this proxy statement and the first table on page 47 of this proxy statement.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total (6)
Dominic J. Frederico,	2012	$900,000	$3,300,000	$4,600,440	$1,449,694	$2,249,075	$864,506	$13,363,715
President and Chief	2011	$900,000	$3,200,000	$2,364,800	—	$2,151,225	$967,484	$9,583,509
Executive Officer	2010	$900,000	$3,600,000	$1,979,000	$1,154,500	$1,011,225	$1,094,892	$9,739,617
James M. Michener,	2012	$450,000	$800,000	$367,989	$115,969	$1,297,125	$359,798	$3,390,881
General Counsel	2011	$450,000	$800,000	$443,400	—	$1,008,625	$411,081	$3,113,106
	2010	$450,000	$950,000	$593,700	$461,800	$458,875	$482,783	$3,397,158
Robert B. Mills,	2012	$520,000	$600,000	$229,993	$72,481	$840,000	$165,515	$2,427,989
Chief Operating	2011	$520,000	$700,000	$369,500	—	$972,000	$224,209	$2,785,709
Officer	2010	$520,000	$1,000,000	$593,700	$461,800	$399,250	$195,347	$3,170,097
Robert A. Bailenson,	2012	$425,000	$700,000	$275,992	$86,977	$480,200	$142,739	$2,110,908
Chief Financial	2011	$375,000	$700,000	$369,500	—	$371,150	$142,305	$1,957,955
Officer	2010	$375,000	$600,000	$395,800	$230,900	$258,070	$151,863	$2,011,633
Russell B. Brewer II, Chief Surveillance Officer	2012	$350,000	$700,000	$367,989	$115,969	$282,500	$140,411	$1,956,869

(1)	Payment for bonuses for 2012, 2011 and 2010 were made in 2013, 2012 and 2011, respectively.

(2)
This column represents the grant date value of restricted stock awards and restricted share unit awards granted in 2012, 2011 and 2010 for 2011, 2010 and 2009 performance, respectively. For our CEO, the awards granted in 2012 constituted a two-year grant and he did not receive any award in 2013.

(3)
No options were granted in 2011. This column represents the grant date value of stock option awards granted in 2012 and 2010 for 2011 and 2009 performance, respectively. For our CEO, the awards granted in 2012 constituted a two-year grant and he did not receive any award in 2013.

(4)
This column represents the vesting date value of PRP awards granted in 2007, 2008, 2009, 2010 and 2011 that vested on December 31, 2012, December 31, 2011 and December 31, 2010 and were paid in March 2013, 2012 and 2011, respectively.

(footnotes continued on following page)

(5)	All other compensation consists of the benefits set forth in the table below.
Many of these perquisites have been changed since the end of 2011. For example:

•	The Bermuda housing tax gross-up and FICA paid by employer identified for 2011 are only through April 2011, at which time affected executive officers waived their rights to such gross-ups.

•	In connection with the termination of the executive officers' employment agreements, the executive officers waived their U.S. club fees and the executive health benefit.
For more detailed information, see the description of our new perquisite policy below under the caption "Executive Compensation—Perquisite Policy" on page 55.
Contributions to defined contribution retirement plans include contributions with respect to salary and annual bonus paid in the year reported.

	Year	D. Frederico	J. Michener	R. Mills	R. Bailenson	R. Brewer
Employer Contribution to	2012	$492,000	$150,000	$146,400	$135,000	$126,000
Retirement Plans	2011	$540,000	$168,000	$182,400	$117,000	—
	2010	$600,000	$204,000	$182,400	$129,000	—
Bermuda Housing	2012	$252,000	$144,000	—	—	—
Allowance	2011	$252,000	$144,000	—	—	—
	2010	$252,000	$144,000	—	—	—
Bermuda Housing Tax	2012	—	—	—	—	—
Gross-Up	2011	$37,540	$14,707	—	—	—
	2010	$112,620	$44,120	—	—	—
FICA Paid by Employer	2012	—	—	—	—	—
	2011	$74,395	$19,564	—	—	—
	2010	$89,146	$25,154	—	—	—
Bermuda Car Allowance	2012	$20,000	$15,000	—	—	—
	2011	$20,000	$15,000	—	—	—
	2010	$20,000	$15,000	—	—	—
Tax Preparation/Financial	2012	$68,644	$16,469	—	$1,000	$4,411
Planning	2011	$23,175	$21,158	$13,706	$650	—
	2010	—	$18,957	—	—	—
Club Fees	2012	$9,325	$8,200	$2,400	$6,238	—
	2011	$11,500	$8,200	$10,500	$18,825	—
	2010	$10,650	$7,700	—	$20,155	—
Executive Health Benefit	2012	$2,537	$1,129	$4,215	$501	—
	2011	$6,374	$6,433	$6,503	$5,730	—
	2010	$3,272	$2,655	$11,947	$2,708	—
Miscellaneous	2012	$20,000	$25,000	$12,500	—	$10,000
	2011	$2,500	$14,019	$11,100	$100	—
	2010	$7,204	$21,197	$1,000	—	—
The Miscellaneous category within All Other Compensation includes business related spousal travel, Bermuda family travel, personal use of a corporate apartment and matching gift donations.

(6)	As further discussed in "Compensation Discussion and Analysis", equity awards granted to our CEO in 2012 constituted a two-year grant and he did not receive any equity awards in 2013.

EMPLOYMENT AGREEMENTS
In February 2012, our Company and the named executive officers who had employment agreements agreed to terminate those employment agreements. This action was in addition to the April 2011 waivers by those named executive officers of rights to certain tax-gross up payments, to single-trigger equity vesting following a change in control, and to severance payable following a change in control in the event of a termination for any reason.
PERQUISITE POLICY
In conjunction with the termination of the employment agreements, our Company has established a perquisite policy pursuant to which we provide executive officers certain perquisites that are not available to employees generally. These include tax preparation, financial planning, annual executive medical exams and, for our executive officers located in Bermuda, housing and car allowances, Bermuda club memberships, and family travel stipend. The executive officers are no longer reimbursed for U.S. club fees or the executive health plan. Because perquisites are no longer governed by employment agreements that require executive officer consent to changes, they may be amended by the Compensation Committee (or by the CEO with respect to executives other than himself). Accordingly, it is easier for our Company to update and change the perquisites we provide to executive officers as we deem appropriate through the perquisite policy than it was previously with the employment agreements.
SEVERANCE POLICY
Our Company adopted a severance policy to replace termination provisions that previously had been addressed in employment contracts. For further detail see the discussion of the new severance policy in "Executive Compensation—Compensation Discussion and Analysis" on page 29 and "Executive Compensation—Potential Payments Upon Termination or Change of Control—Severance Policy" on page 64.
EMPLOYEE STOCK PURCHASE PLAN
We maintain a broad based employee stock purchase plan that gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15% discount to the market price of our Common Shares on the first or last day of the relevant subscription period, whichever is lower. No participant may purchase more than $25,000 worth of Common Shares under this plan in any calendar year.
As discussed in "Proposal No. 3: Approval of Amendment to Employee Stock Purchase Plan", we are presenting a proposal at the Annual General Meeting to amend this plan to increase the number of Common Shares available for delivery.
INDEMNIFICATION AGREEMENTS
We have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Bye-Laws which require us to indemnify our directors and officers for acts done, concurred in or omitted in or about the execution of their duties in their respective offices.

•
The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity.

•	The indemnification agreements provide for advancement of expenses.

•
These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution.

•	The indemnification agreements set forth procedures relating to indemnification claims.

•	The agreements also provide for maintenance of directors' and officers' liability insurance.

2012 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning grants of plan-based awards for our named executive officers made during 2012.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target (1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards (5)
				Threshold	Target	Maximum
Dominic J.	Feb. 9, 2012		$1,500,000	—	—	—	—	—	—
Frederico	Feb. 9, 2012	(2)	—	39,523	112,923	225,846	—	—	$3,088,444
	Feb. 9, 2012	(3)	—	—	—	—	86,697	—	$1,511,996
	Feb. 9, 2012	(4)	—	64,719	184,910	—	—	$17.44	$1,449,694
James M.	Feb. 9, 2012		$800,000	—	—	—	—	—	—
Michener	Feb. 9, 2012	(2)	—	3,161	9,032	18,064	—	—	$247,025
	Feb. 9, 2012	(3)	—	—	—	—	6,936	—	$120,964
	Feb. 9, 2012	(4)	—	5,177	14,792	—	—	$17.44	$115,969
Robert B.	Feb. 9, 2012		$600,000	—	—	—	—	—	—
Mills	Feb. 9, 2012	(2)	—	1,976	5,645	11,290	—	—	$154,391
	Feb. 9, 2012	(3)	—	—	—	—	4,335	—	$75,602
	Feb. 9, 2012	(4)	—	3,236	9,245	—	—	$17.44	$72,481
Robert A.	Feb. 9, 2012		$600,000	—	—	—	—	—	—
Bailenson	Feb. 9, 2012	(2)	—	2,371	6,774	13,548	—	—	$185,269
	Feb. 9, 2012	(3)	—	—	—	—	5,202	—	$90,723
	Feb. 9, 2012	(4)	—	3,883	11,094	—	—	$17.44	$86,977
Russell B.	Feb. 9, 2012		$600,000	—	—	—	—	—	—
Brewer II	Feb. 9, 2012	(2)	—	3,161	9,032	18,064	—	—	$247,025
	Feb. 9, 2012	(3)	—	—	—	—	6,936	—	$120,964
	Feb. 9, 2012	(4)	—	5,177	14,792	—	—	$17.44	$115,969

(1)
This column represents a PRP award that vests 25% after a two year performance period; 25% after a three year performance period and 50% after a four year performance period. Awards will increase or decrease in value based 50% on the change in our ABV per share, as defined, and 50% on our operating ROE, over each performance period. For the executive officers, no amount is payable if the growth in our ABV per share for the applicable performance period is negative and if our operating ROE is not at least 3% on average for each year in the applicable performance period. However, if, in a subsequent performance period, there is either positive growth in our ABV per share or our operating ROE is at least 3% on average for each year in the applicable performance period, and the executive officer remains employed at our Company, then the executive officer will receive the forfeited payment.

(2)
Represents a PSU award.  The PSUs will vest at the end of a three-year vesting period based on performance during such period based on the highest 40-day average share price during such period as described above and continued employment through the end of the applicable three-year period, with limited exceptions.  The number of PSUs listed in the Threshold column represents the number of PSUs which shall become vested based on achievement of 35% of the performance target (a 40-day average share price of $18 during the performance period); the number of PSUs listed in the Target column represents the number of PSUs which shall become vested based on achievement of 100% of the performance target (a 40-day average share price of $24 during the performance period); and the number of PSUs listed in the Maximum column represents the number of PSUs which shall become vested based on achievement of 200% of the performance target (a 40-

day average share price of $30 during the performance period).  If at least 35% of the performance target is not achieved during the performance period, all of the PSUs shall be forfeited.

(3)	Represents a time-based RSU award. Restrictions lapse on the third anniversary of the grant date of the award, subject to continued employment.

(4)
Represents a performance stock option award.  The option will vest at the end of a three-year vesting period based on performance during such period based on the highest 40-day average share price during such period as described above and continued employment through the end of the applicable three-year period, with limited exceptions.  The number of shares listed in the Threshold column represents the right to purchase the number of shares subject to the option which shall become vested based on achievement of 35% of the performance target (a 40-day average share price of $18 during the performance period); and the number of shares listed in the Target column represent right to purchase the number of shares subject to the option which shall become vested based on achievement of 100% of the performance target (a 40-day average share price of $30 during the performance period).  Because vesting for the option cannot exceed 100%, no shares are listed in the Maximum column.  If at least 35% of the performance target is not achieved during the performance period, the right to purchase all of the shares subject to the option shall be forfeited.

(5)
This column discloses the aggregate grant date fair market value computed in accordance with U.S. GAAP, which is $27.35 per target share for PSUs, $17.44 per share for RSUs, and $7.84 per target share for performance stock options. For all assumptions used in the valuation, see note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012
The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price (per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Dominic J.	500,000	—		$18.00	4/27/2014	—		—
Frederico	166,667	—		$18.03	2/10/2015	—		—
	166,667	—		$25.50	2/2/2016	—		—
	166,667	—		$26.70	2/8/2017	—		—
	200,000	—		$23.27	2/14/2018	—		—
	100,000	—		$7.44	2/5/2019	—		—
	66,666	33,334	(1)	$19.79	2/24/2020	—		—
	—	184,910	(2)	$17.44	2/9/2019	—		—
	—	—		—	—	37,500	(3)	$533,625
	—	—		—	—	50,000	(4)	$711,500
	—	—		—	—	120,000	(5)	$1,707,600
	—	—		—	—	86,697	(6)	$1,233,698
	—	—		—	—	112,923	(7)	$1,606,894
James M.	160,000	—		$18.00	4/27/2014	—		—
Michener	50,000	—		$18.03	2/10/2015	—		—
	50,000	—		$25.50	2/2/2016	—		—
	50,000	—		$26.70	2/8/2017	—		—
	30,000	—		$23.27	2/14/2018	—		—
	20,000	—		$7.44	2/5/2019	—		—
	26,666	13,334	(1)	$19.79	2/24/2020	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price (per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
	—	14,792	(2)	$17.44	2/9/2019	—		—
	—	—		—	—	7,500	(3)	$106,725
	—	—		—	—	15,000	(4)	$213,450
	—	—		—	—	22,500	(5)	$320,175
	—	—		—	—	6,936	(6)	$98,699
	—	—		—	—	9,032	(7)	$128,525
Robert B.	240,000	—		$18.00	4/27/2014	—		—
Mills	80,000	—		$18.03	2/10/2015	—		—
	80,000	—		$25.50	2/2/2016	—		—
	80,000	—		$26.70	2/8/2017	—		—
	40,000	—		$23.27	2/14/2018	—		—
	20,000	—		$7.44	2/5/2019	—		—
	26,666	13,334	(1)	$19.79	2/24/2020	—		—
	—	9,245	(2)	$17.44	2/9/2019	—		—
	—	—		—	—	7,500	(3)	$106,725
	—	—		—	—	15,000	(4)	$213,450
	—	—		—	—	18,750	(5)	$266,813
	—	—		—	—	4,335	(6)	$61,687
	—	—		—	—	5,645	(7)	$80,328
Robert A.	25,000	—		$18.00	4/27/2014	—		—
Bailenson	10,000	—		$18.03	2/10/2015	—		—
	12,000	—		$25.50	2/2/2016	—		—
	16,000	—		$26.70	2/8/2017	—		—
	10,000	—		$23.27	2/14/2018	—		—
	10,000	—		$7.44	2/5/2019	—		—
	13,332	6,668	(1)	$19.79	2/24/2020	—		—
	—	11,094	(2)	$17.44	2/9/2019	—		—
	—	—		—	—	3,750	(3)	$53,363
	—	—		—	—	10,000	(4)	$142,300
	—	—		—	—	18,750	(5)	$266,813
	—	—		—	—	5,202	(6)	$74,024
	—	—		—	—	6,774	(7)	$96,394
Russell B.	6,666	3,334	(1)	$19.79	2/24/2020	—		—
Brewer II	—	14,792	(2)	$17.44	2/9/2019	—		—
	—	—		—	—	10,000	(4)	$142,300
	—	—		—	—	22,500	(5)	$320,175
	—	—		—	—	6,936	(6)	$98,699
	—	—		—	—	9,032	(7)	$128,525

(1)	These options vested on February 24, 2013.

(2)	These options will vest on February 9, 2015, subject to continued employment and achievement of performance goals, as defined.

(3)	These units vested on February 5, 2013.

(4)	One half of these units vested on February 24, 2013 and one half of these units will vest on February 24, 2014, subject to continued employment or agreement terms relating to retirement.

(5)
One third of these units vested on February 9, 2013 and one third of these units will vest on each of February 9, 2014 and 2015, subject to continued employment or agreement terms relating to retirement.

(6)	These units will vest on February 9, 2015, subject to continued employment.

(7)	These units will vest on February 9, 2015, subject to continued employment and achievement of performance goals, as defined.
2012 OPTION EXERCISES AND STOCK VESTED
The following table provides information concerning option exercises by, and vesting of restricted stock awards of, our named executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Dominic J. Frederico	—	—	118,700	$2,037,488
James M. Michener	—	—	27,117	$466,979
Robert B. Mills	—	—	27,172	$467,832
Robert A. Bailenson	—	—	16,713	$288,904
Russell B. Brewer II	—	—	21,015	$360,265

(1)	This column represents gross shares vesting, not reduced by shares withheld to pay for personal income tax.

(2)
The value of a restricted share upon vesting is the fair market value of the stock on the vesting date. This column represents the value of gross shares vesting, not reduced by shares withheld to pay for personal income tax.

NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth information concerning nonqualified deferred compensation of our executive officers. The amounts set forth in this table include only contributions made and earnings received during 2012 and do not include contribution and earnings with respect to the 2012 bonus paid in 2013.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE (3)
Dominic J. Frederico	$231,000	$462,000	—	$903,638	$7,889,818	(4)
James M. Michener	$60,000	$120,000	—	$147,949	$1,809,391
Robert B. Mills	$58,200	$116,400	—	$127,890	$1,689,267
Robert A. Bailenson	$52,500	$105,000	—	$92,287	$978,598
Russell B. Brewer II	$48,000	$96,000	—	$21,858	$1,824,505

(1)	The amounts in this column are also included in the Summary Compensation Table, in the Salary column, as follows:

Name	2012 Amount	2011 Amount
Dominic J. Frederico	$45,000	$45,000
James M. Michener	$22,500	$22,500
Robert B. Mills	$26,000	$26,000
Robert A. Bailenson	$21,250	$18,750
Russell B. Brewer II	$17,500	—

(2)	The amounts in this column are included in the Summary Compensation Table, in the All Other Compensation column as the employer contribution to the retirement plans.

(3)	Of the totals in this column, the following totals have been previously reported in the Summary Compensation Table for previous years:

Name	2012 Amount	2011 Amount
Dominic J. Frederico	$4,613,540	$3,847,640
James M. Michener	$1,338,125	$1,130,225
Robert B. Mills	$1,281,113	$1,051,613
Robert A. Bailenson	$631,810	$500,410
Russell B. Brewer II	—	—

(4)	$1,612,387 was assumed from the ACE Limited Supplemental Retirement Plan at our IPO.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following tables quantify the potential payments upon termination or change of control that our named executive officers would receive assuming that the relevant termination event had occurred on December 31, 2012.
Termination Due to Death or Disability

Name	Unvested PRP	Unvested Restricted Stock	Unvested Stock Options	Total
Dominic J. Frederico	$3,800,000	$4,722,055	—	$8,522,055
James M. Michener	$2,175,000	$781,891	—	$2,956,891
Robert B. Mills	$1,700,000	$675,451	—	$2,375,451
Robert A. Bailenson	$1,225,000	$568,631	—	$1,793,631
Russell B. Brewer II	$1,225,000	$604,016	—	$1,829,016
Termination Due to Retirement

Name	Unvested PRP (1)	Unvested Restricted Stock	Unvested Stock Options	Total
Dominic J. Frederico	$3,800,000	$2,952,725	—	$6,752,725
James M. Michener	$2,175,000	$640,350	—	$2,815,350
Robert B. Mills	$1,700,000	$586,988	—	$2,286,988
Robert A. Bailenson (2)	—	—	—	—
Russell B. Brewer II	$1,225,000	$462,475	—	$1,687,475

(1)	PRP payouts may be zero if minimum performance criteria is not met in each performance period.

(2)
Mr. Bailenson had not reached retirement age by December 31, 2012. Upon retirement, Mr. Bailenson will become fully vested in respect of his unvested PRP, restricted stock and stock option awards granted prior to 2012.

Termination Without Cause Payments(1)

Name	Salary Continuation	Bonus	Benefits	Unvested Restricted Stock	Unvested Stock Options	Total
Dominic J. Frederico	$900,000	$3,633,333	$33,355	$4,152,855	—	$8,719,543
James M. Michener	$450,000	$1,000,000	$33,693	$675,166	—	$2,158,859
Robert B. Mills	$520,000	$900,000	$18,276	$586,513	—	$2,024,789
Robert A. Bailenson	$425,000	$666,666	$26,724	$479,693	—	$1,598,083
Russell B. Brewer II	$350,000	$700,000	$26,724	$497,291	—	$1,574,015

(1)	No unvested PRP payments are payable upon a termination without cause.

Change-in-Control Severance(1)

Name	Salary Continuation	Bonus	Benefits	Unvested Restricted Stock	Unvested Stock Options	Total
Dominic J. Frederico	$900,000	$3,633,333	$33,355	$4,186,423	—	$8,753,111
James M. Michener	$450,000	$1,000,000	$33,693	$739,049	—	$2,222,742
Robert B. Mills	$520,000	$900,000	$18,276	$648,675	—	$2,086,951
Robert A. Bailenson	$425,000	$666,666	$26,724	$536,499	—	$1,654,889
Russell B. Brewer II	$350,000	$700,000	$26,724	$561,174	—	$1,637,898

(1)	No unvested PRP payments are payable upon a change in control.
The salary continuation, bonus and benefits columns in the Termination Without Cause Payments table and the Change-in-Control Severance table represent amounts that would be payable to each executive officer under the terms of the severance policy for executive officers. Under the terms of the policy, each executive officer receives one year of salary, the average of the last three annual bonus amounts, a pro-rata annual bonus payment for the year of termination and one year of benefits which represent medical plan and dental plan premiums paid by our Company at the same level as was paid just prior to termination.
With respect to the termination due to retirement, vesting of PRP, restricted stock and stock options takes place over time. However, we have not discounted these amounts receivable in the future following retirement in the Termination Due to Retirement table. The amount included for the payout of the unvested PRP following retirement was calculated assuming 100% vesting based on assumed performance over the remainder of the applicable performance period.  The value of the actual payment amount may vary from this assumed amount depending on actual performance over the remainder of the performance period following retirement.  No amount was included for 2012 PSUs or 2012 performance stock options because such grants would be forfeited by the executive in the event of a retirement prior to vesting.
The aggregate qualified and non-qualified defined contribution retirement account balances as of December 31, 2012 for Messrs. Frederico, Michener, Mills, Bailenson and Brewer are as follows, respectively: $8,294,369, $2,321,175, $2,190,426, $2,016,012 and $3,810,014. Retirement account balances will be paid upon termination in accordance with the terms of the plans, as described below.
If an executive officer had been terminated for cause on December 31, 2012, he would not have received any severance payments and would have forfeited all unvested PRP, restricted stock and stock options, receiving only salary payments through the termination date and vested retirement benefits under our Company's retirement plans.
For the purpose of these tables, the value of RSUs has been determined by multiplying the number of shares of unvested RSUs on December 31, 2012 by the closing price of our Common Shares on December 31, 2012, which was $14.23. Similarly, we calculated the value of unvested options by multiplying the number of unvested options by the difference between the closing price of our Common Shares on December 31, 2012 and the applicable exercise price. Because $14.23 is less than the exercise price of the unvested stock options held by the executives, no value for stock options was included in the tables.
For purposes of the Termination due to Death and Disability and Termination Without Cause tables, the amount included for the pro-rata portion of the 2012 PSUs which may become vested following such termination was calculated assuming 100% vesting based on assumed performance over the remainder of the applicable performance period and assuming a value of $14.23 per share of Common Shares on the date of distribution (the closing price of our Common Shares on December 31, 2012).  The percentage of the pro-rata portion of the 2013 PSUs which ultimately becomes vested and the value of the actual distribution of the shares with respect to such PSUs may vary from this assumed amount depending on the actual price of our Common Shares through the remainder of the applicable performance period and the value of our Common Shares on the date of distribution.

For purposes of the Change-in-Control Severance table, no amount is included for the 2012 PSUs and 2012 performance stock options because such grants would have been forfeited by the executive in the event of a change of control of the Company on December 31, 2012.  Pursuant to the terms of such awards, a change in control would have closed the applicable performance period for such grants on December 31, 2012 and the minimum performance criteria for vesting for such grants was not obtained prior to such date.

Severance payments, PRP vesting, restricted stock vesting, stock option vesting and retirement plan contributions assume no subsequent employment after termination. Certain rights to vesting and distributions following  retirement or a termination without cause are subject to continued compliance with applicable restrictive covenants and may be forfeited by the executive in the event of a violation of such covenants (and in certain circumstances, the executive may be required to repay certain amounts in the event of a violation of such covenants).
Assured Guaranty Non-Qualified Retirement Plans
All the executive officers participate in a non-qualified defined contribution retirement plan through an Assured Guaranty employer. These plans generally permit distributions only following a participant's termination of employment, and each of the plans imposes some additional restrictions on distributions as described below. A change in control under the current provisions of these plans does not entitle a participant to payment. Below is an overview of each plan.
Assured Guaranty Ltd. Supplemental Employee Retirement Plan (AGL SERP)
The AGL SERP is a non-qualified retirement plan for higher-paid employees. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified Assured Guaranty Ltd. Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and 6% employer contributions that would have been made under the Assured Guaranty Ltd. Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. The plan also permits discretionary employer contributions.

•
A participant does not vest in the employer contributions until he or she has completed one year of service, but the participant will vest earlier if he or she dies or attains age 65 while employed by a specified Assured Guaranty employer.

•
Distribution of a participant's account balances will be made as a lump sum. However, a participant may elect to receive payment of his or her account balances in annual installments over a period not exceeding five years, but only if, at the time of termination, the participant has attained age 55 and completed at least five years of service, and the amount of the participant's account balances is at least $50,000.

•
A participant who is considered to be a specified employee as defined in IRC Section 409A and whose payment of benefits begins by reason of termination of employment may not begin to receive such payment until six months after termination of employment.

•	To satisfy the requirements of IRC Section 457A, U.S. taxpayers will not accrue additional benefits under the plan on and after January 1, 2009.
Additionally, benefits that were accrued prior to January 1, 2009 that would otherwise be subject to IRC Section 457A shall be distributed in a single lump-sum payment on January 1, 2017 (to the extent not previously distributed) to satisfy the requirements of IRC Section 457A.
In 2012, the Company froze the AGL SERP and no new benefits will accrue after 2012. Additional benefits for the executive officers will accrue in the AGC SERP described below.
Assured Guaranty Corp. Supplemental Executive Retirement Plan (AGC SERP)
The AGC SERP is a non-qualified retirement plan for higher-paid employees. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified Assured Guaranty Corp. Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and 6% employer contributions that would have been made under the Assured Guaranty Corp. Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. The plan also permits discretionary employer contributions.

•
A participant does not vest in employer contributions until he or she has completed one year of service, but the participant will vest earlier if he or she dies or attains age 65 while employed by a specified Assured Guaranty employer.

•
Distribution of a participant's account balances will be made as a lump sum. However, a participant may elect to receive payment of his or her account balances in annual installments over a period not exceeding five years, but only if, at the time of termination, the participant has attained age 55 and completed at least five years of service, and the amount of the participant's account balances is at least $50,000.

•
A participant who is considered to be a specified employee as defined in IRC Section 409A and whose payment of benefits begins by reason of termination of employment may not begin to receive such payment until six months after termination of employment.

•
Benefits that were accrued prior to January 1, 2009 that would otherwise be subject to IRC Section 457A shall be distributed in a single lump-sum payment on January 1, 2017 (to the extent not previously distributed) to satisfy the requirements of IRC Section 457A.

Equity and Incentive Plans
All the executive officers have received awards pursuant to our Company's long-term equity incentive plan and participate in the PRP. For awards granted prior to April 21, 2011 to executive officers, a change in control of our Company accelerates vesting of some equity awards made under the equity incentive plans, and RSUs will be distributed on a "change in control" if it satisfies the definition of change in control under IRC Section  409A of the Internal Revenue Code. Below is an overview of the plans.
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended in 2009, provides for the grant of non-qualified and incentive stock options, stock appreciation rights, full value awards, which include awards such as restricted shares, RSUs or PSUs, and cash incentive awards to employees selected by the Compensation Committee. The Compensation Committee specifies the terms of the award, including the vesting period applicable to the award, at the time it grants the award to the employee, and includes the terms in an award agreement between the employee and our Company.

•
For awards granted prior to 2012, a participant generally vests in restricted stock awards over four years of continued employment and in option awards over three years of continued employment, but if a change in control occurs or if the participant terminates employment as a result of death or disability, then the participant immediately vests in any outstanding awards. For awards granted prior to 2012, in the event of retirement, prior equity grants to an executive officer will continue to vest and options will be exercisable for their original term.

•
For PSUs and performance stock options granted in 2012 and 2013, the participant will vest at the end of a three-year vesting period based on performance during such period based on the highest 40-day average share price during such period as described above and the continued employment of the participant through the end of such three-year period with limited exceptions as described below. For such awards, the participant is entitled to pro-rata vesting in the event of termination prior to the end of the vesting period due to death or disability, an involuntary termination without cause, a voluntary termination for good reason or, for awards granted in 2013, a voluntary termination due to retirement, if certain requirements are met and if, and only to the extent that, the performance conditions are satisfied at the end of the applicable performance period. In the event of a change in control, the PSUs and options vest only to the extent that the performance conditions are satisfied at the time of the change in control and only if the participant remains employed through the end of the three-year vesting period, provided, however that the vesting of the PSUs and performance stock options shall be accelerated following such change in control in the event of termination following the change in control but prior to the end of the vesting period due to death or disability, an involuntary termination without cause, a voluntary termination for good reason or in the event that the acquirer does not agree to continue such award following the change in control.

•
For RSUs granted in 2012 and 2013, the participant will vest at the end of a three-year vesting period if the participant remains employed through the end of such period. Such vesting may be accelerated in the event of termination prior to the end of the vesting period due to death or disability or in the event of a change in control where the acquirer does not agree to continue such award following the change in control. Additionally, the participant may remain entitled to continued vesting of such RSUs following an involuntary termination without cause, a voluntary termination for good reason or, for awards granted in 2013, a voluntary termination due to retirement during the vesting period if certain requirements are met, including the participant signing of a release of claims against our Company and continuing to comply with applicable restrictive covenants.
Assured Guaranty Ltd. Performance Retention Plan was established in 2006, to permit the grant of cash-based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of IRC Section 409A. The PRP is a sub-plan under our Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives.
Beginning in 2008, our Company integrated PRP awards into its long-term incentive compensation program and substantially increased the number and amount of these awards. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment (or vests on the date of the participant's death, disability, or retirement if that occurs during the performance period). Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. However, if, during the performance period, a participant dies or becomes permanently disabled while employed, the amount for any such incomplete performance period shall equal the portion of the award allocated to such performance period. A limited number of awards have cliff vesting in four or five years. Operating ROE and ABV are defined in each PRP award agreement. For more information on the vesting schedules of recent PRP awards see "Compensation Discussion and Analysis—Variable Compensation."
In the case of the executive officers, if a payment would otherwise be subject to the $1 million limit on tax deductible compensation, no payment will be made unless performance satisfies a minimum threshold—for the applicable performance period, there must be positive growth in our ABV per share and our operating ROE must have been at least 3% on average for each year in the applicable performance period. If a payment is forfeited because the minimum threshold is not satisfied, but in a subsequent performance period, there is either positive growth in our ABV per share or our operating ROE is at least 3% on average for each year in the applicable performance period, and the executive officer remains employed at our Company, then the executive officer will receive the forfeited payment.
As described above, the performance goals used to determine the amounts distributable under the PRP are based on our Company's operating ROE and growth in per share ABV, or in the case of the 2007 awards growth in ABV, as defined. The Compensation Committee believes that management's focus on achievement of these performance goals will lead to increases in our Company's intrinsic value.
Employment Agreements
As described above in "Executive Compensation—Employment Agreements," each executive officer had been a party to an employment agreement that provides post employment benefits. However, those agreements were terminated in February 2012.
Severance Policy
We previously provided severance benefits to executive officers pursuant to their employment agreements. Upon the elimination of the employment agreements, and in conjunction with the compensation changes adopted by the Compensation Committee in February 2012, we established the severance policy for executive officers. Under the policy, following the executive's involuntary termination without cause or voluntary termination for good reason and subject to the executive signing a release of claims, the executive will receive a lump-sum payment in an amount equal to one year's salary plus his average bonus amount over the preceding 3-year period, plus a pro-rata annual bonus amount for the year of termination and an amount equal to one year of medical and dental premiums. In addition, the executive's receipt of severance benefits is subject to his compliance with non-competition, non-solicitation, and confidentiality restrictions during his employment and for a period of one year following termination of employment. We, in our discretion, may choose to pay the executive the severance benefits described above to an executive who terminates employment for a reason other than involuntary termination without cause or voluntary termination for good reason, in which case the executive will also be subject to non-competition, non-solicitation, and confidentiality restrictions following his termination of employment.
AUDIT COMMITTEE REPORT
The Audit Committee consists of four members of the Board of Directors. Each Audit Committee member is independent, within the meaning of the NYSE listing standards, of our Company and our management and has been determined by the Board of Directors to be financially literate, as contemplated by the NYSE listing standards. In addition, the Board of Directors has determined that Mr. Kenny, Ms. Howard and Mr. O'Kane are each audit committee financial experts within the meaning of the rules of the SEC, as that term is defined under Item 401(h) of Regulation S-K.
The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit process and the performance, qualification and independence of our independent auditors, PwC.
Our Company's management prepares our consolidated financial statements in accordance with U.S. GAAP and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting and for performing an assessment of the effectiveness of these controls. PwC audits our year-end financial statements and reviews interim financial statements. PwC also audits the effectiveness of our internal controls over financial reporting. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, PwC and other advisors. We have also retained Ernst & Young LLP, which we refer to as E&Y, to provide services to support its internal audit program and compliance with Sarbanes-Oxley Section 404. The Audit Committee has adopted an Internal Audit Charter.
The Audit Committee held five meetings in 2012. Audit Committee meetings are usually held in conjunction with the quarterly meetings of the Board of Directors. At all of its quarterly meetings, the Audit Committee met with management, PwC, E&Y, the Chief Financial Officer and the General Counsel to review, among other matters, the overall scope and plans for the internal and independent audits, and the results of such audits; critical accounting estimates and policies; the status of our loss reserves and compliance with our conflict of interest, regulatory compliance and code of conduct policies. At each quarterly meeting the Audit Committee also reviewed underwriting and risk management with the Chief Risk Officer and the Chief Surveillance Officer. The Audit Committee coordinates the oversight of underwriting and risk management with the Risk Oversight Committee. At its meetings in February 2012 the Audit Committee reviewed and approved our Company's December 31, 2011 audited consolidated financial statements and Annual Report on Form 10-K. The Committee also at that time reviewed our Company's program to ensure compliance with the requirements of Sarbanes-Oxley Section 404 and its internal controls over financial reporting, including controls to prevent and detect fraud.
The Audit Committee also met with management and PwC in February 2013, over the course of two meetings, to review our Company's program to ensure compliance with the requirements of Sarbanes-Oxley Section 404 and its internal controls over financial reporting, to review results of operations and audit results, and approve our Company's December 31, 2012 audited consolidated financial statements and Annual Report on Form 10-K. The Audit Committee also reviewed drafts of the 2013 proxy statement and approved this Audit Committee Report at the second of its February 2013 meetings.
At each meeting in 2012 and February 2013, the Audit Committee met in executive session (i.e., without management present) with representatives of PwC to discuss the results of their examinations and their evaluations of our Company's internal controls and overall financial reporting. Similar executive sessions are held at least annually with representatives of E&Y. At each quarterly meeting, E&Y has the opportunity to address pending issues with the Audit Committee and semi-annually specifically reviewed the results of internal audits and the overall internal audit program. Portions of quarterly meetings were dedicated to further education of Audit Committee members.
The Audit Committee has also discussed with PwC all the matters required to be discussed by U.S. GAAP, including those described in AU Section 380, as adopted by the Public Company Accounting Oversight Board, "Communication with Audit Committees." These discussions included:

•	the auditor's judgments about the quality, not just the acceptability, of our Company's accounting principles as applied in its financial reporting;

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates;

•	disagreements with management over the application of accounting principles, of which there were none, the basis for management's accounting estimates, and disclosures in the financial statements; and

•	any significant audit adjustments and any significant deficiencies in internal control.
The Audit Committee also reviewed all other material written communications between PwC and management. The Audit Committee has also discussed with PwC their independence from our Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence.
Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our Company's management and PwC, the Audit Committee recommended to the Board of Directors that the December 31, 2012 audited consolidated financial statements be included in our Company's Annual Report on Form 10-K.
The foregoing report has been approved by all members of the Audit Committee.

Patrick W. Kenny, Chairman
Neil Baron
Bonnie L. Howard
Michael T. O'Kane

PROPOSAL NO. 2: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
________________________________________________________________________________________________________________________

The recently enacted Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K, which is the SEC's rule setting forth executive compensation disclosure requirements. Proposal No. 2 is Item 2 on the Proxy Card.
As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," and highlighted in the "Executive Summary" of such section, our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our Company's strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders' interests and current market practices. Please read the "Compensation Discussion and Analysis" discussion for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.
We believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives. We are asking our shareholders to indicate their support for our named executive officer compensation as described on pages 29 – 66 of this proxy statement, which include the "Compensation Discussion and Analysis" section and the compensation tables and related narrative disclosure. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote "FOR" the following resolution at the Annual General Meeting:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."
The say-on-pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL NO. 3: APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN AS AMENDED
________________________________________________________________________________________________________________________

We will present a proposal at the Annual General Meeting to approve the Assured Guaranty Ltd. Employee Stock Purchase Plan (which, as amended from time to time, we refer to as the ESPP), as amended through the second amendment to the ESPP, which we refer to as the Second Amendment. Proposal No. 3 is Item 3 on the Proxy Card.
On November 8, 2012, the Board of Directors adopted the Second Amendment, subject to our shareholders' approval. The Second Amendment will increase the number of Assured Guaranty Ltd. Common Shares reserved for delivery under the ESPP by 250,000 Common Shares, for a total of 600,000 Common Shares, and will become effective if the shareholders approve it. A summary of the material provisions of the ESPP is set forth below. A copy of the ESPP, as amended through the Second Amendment, is set forth in Exhibit A.
The ESPP became effective as of November 4, 2004. As of February 28, 2013, under the current plan limit of 350,000 Common Shares, 51,710 shares remained available for future issuance under the ESPP.
The ESPP is a broad-based plan that gives our eligible employees who elect to participate the right to purchase our Common Shares using amounts deducted from their pay during consecutive “subscription periods.” The ESPP is intended to qualify as an “employee stock purchase plan” under IRC Section 423, and therefore offers favorable tax treatment for certain purchases of our Common Shares made under the ESPP. For more information, see “United States Income Tax Considerations” below in this section. The first subscription period began January 1, 2005.
If our shareholders do not approve the ESPP as amended through the Second Amendment, the increase in shares will not take effect, and only a limited number of our Common Shares will be available for purchase under the ESPP in 2013 and beyond.
Purpose
The purpose of the ESPP is to provide our eligible employees with an opportunity to purchase our Common Shares through accumulated payroll deductions. Because the Board of Directors believes it is important for our employees to have an equity interest in our Company, the Board of Directors has approved the Second Amendment in order to increase the number of our Common Shares available for purchase under the ESPP, and is recommending it to shareholders for approval.
General Description
The ESPP provides that it will be administered by a committee of two or more members of the Board of Directors of the Company who are selected by the Board. The Board has designated the Compensation Committee to serve as the committee administering the ESPP. The Compensation Committee has the authority to manage and control the operation and administration of the ESPP, including the authority to interpret the ESPP and to establish, amend and rescind rules and regulations relating to the ESPP. The Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers under the ESPP to any person or persons selected by it, subject to certain limitations. Any such allocation or delegation may be revoked by the Compensation Committee at any time.
If our shareholders approve the Second Amendment, the maximum number of our Common Shares available for sale under the ESPP will be 600,000. The Common Shares with respect to which awards may be made under the ESPP will be:

•	shares currently authorized but unissued or

•
shares purchased in the open market by one of our direct or indirect wholly-owned subsidiaries (as determined by the President, Chief Financial Officer or General Counsel of our Company). We may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the Common Shares to be acquired (as determined by the Chairman or any Executive Vice President of the Company).

Subject to the requirements of IRC Section 423, the Compensation Committee will adjust the number of shares available under the ESPP for any subdivision or consolidation of shares or other capital readjustment, payment of stock dividend, stock split, combination of shares or recapitalization or any other increase or reduction of the number of Common Shares outstanding that is effected without receiving compensation therefor in money, services or property.
If our shareholders receive any Common Shares or other securities or property pursuant to any reorganization, merger, consolidation or plan of exchange with another corporation, or if we distribute securities of another corporation to our shareholders, then, subject to the requirements of IRC Section 423, an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to our shareholders in respect of such shares will be substituted for the shares subject to outstanding rights to purchase Common Shares under the ESPP.
Except as otherwise permitted under IRC Section 424 and SEC Rule 16b-3, neither the amount of any payroll deductions made with respect to a participant's compensation nor any participant's rights to purchase Common Shares under the ESPP may be pledged or hypothecated, nor may they be assigned or transferred other than by will and the laws of descent and distribution. During the lifetime of the participant, the rights provided to the participant under the ESPP may be exercised only by the participant.
The ESPP is not subject to the Employee Retirement Income Security Act of 1974, as amended or qualified under IRC Section 401(a).
Duration, Amendment and Termination
The ESPP will be unlimited in duration unless it is terminated pursuant to its provisions, which provide that the Board may amend or terminate the ESPP at any time. With limited exceptions specified in the ESPP, no amendment or termination of the ESPP may adversely affect the rights of a participant with respect to Common Shares that have been purchased before such amendment is adopted by the Board.
Eligibility
All employees of our Company and each of our subsidiaries which, with our consent, adopts the ESPP for the benefit of its eligible employees (which we refer to collectively as the Employers) who have been employed for more than 500 hours and for longer than six months, and whose customary employment is greater than 20 hours per week and more than five months in any calendar year, are eligible to participate in the ESPP. However, only those individuals employed by the Employers on the first day of a subscription period may participate in the ESPP during that subscription period. In addition, certain restrictions apply to employees who own, or who would own upon the exercise of any rights extended under the ESPP and the exercise of any other options (whether qualified or non-qualified), shares possessing 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary corporation. Certain restrictions also apply to employees whose rights to purchase Common Shares under all employee stock purchase programs the Employers maintain would accrue at a rate that exceeds $25,000 of fair market value (determined at the time the purchase rights are granted) for each calendar year in which the purchase rights are outstanding. As of February 28, 2013, our Company and our subsidiaries had approximately 301 employees eligible to participate in the ESPP.
Participation
The ESPP gives participants the right to purchase our Common Shares using amounts deducted from their pay during consecutive “subscription periods.” The Compensation Committee, with the approval of the Board, has established six-month subscription periods that will begin on January 1 and July 1 of each year. The Compensation Committee has the authority to change the length and/or frequency of the subscription periods, but the periods may not extend beyond one year.
Eligible employees can become participants in the ESPP for any subscription period by filing a written payroll deduction authorization (referred to as a “subscription agreement” or an “enrollment form”) with the Compensation Committee. The subscription agreements authorize payroll deductions from the employees' pay for contributions to the ESPP for that subscription period.
When participants file subscription agreements, their participation in the ESPP generally begins on the first day of the subscription period to which their subscription agreements relate and continues until the end of the subscription period or, if earlier, until the participants elect to terminate participation as described below or until the ESPP is terminated. At the time participation begins for a subscription period, participants are granted an “option” to purchase our Common Shares on the exercise date for that subscription period. The amount of Common Shares to be purchased is determined based on the accumulated payroll deductions and the purchase price applicable to the option. The participants have no interest in the Common Shares covered by the subscription agreement until the shares are delivered. Neither the ESPP nor any contract in connection with the ESPP gives any person a right to a lien on the funds deducted from participants' pay pursuant to the ESPP.
Payroll Deductions
At the time participants file subscription agreements, they elect to have payroll deductions made on each pay day during the applicable subscription period. Participants may choose a reduction of either a full percentage of their compensation or a specified whole dollar amount. Whether they elect a dollar amount or a percentage, the total amount of the payroll deductions for the subscription period cannot exceed 10% of their compensation for that subscription period. For this purpose, “compensation” means salary, except that if a participant does not receive salary, compensation is based on such other amount of basic compensation as determined by the Compensation Committee. Participants do not earn interest on amounts deducted from their paychecks and, prior to the time they are used to buy Common Shares under the ESPP, the funds are available for general use by the Employers and may be subject to the claims of the Employers' creditors.
After the subscription period begins, participants may not increase or decrease the rate of their payroll deductions for that subscription period, unless their participation terminates, as described below.
Termination of Participation
Participants may discontinue participation in the ESPP for any subscription period. If a participant chooses to terminate participation, the total amount that has been deducted during that subscription period will be returned, without interest (to the extent the amount has not been used to exercise options under the ESPP). If deductions are withdrawn, the option for that subscription period will be terminated and no further payroll deductions will be made for that subscription period.
If a participant's employment with the Employers terminates, the total amount that has been deducted during that subscription period will be returned, without interest (to the extent the amount has not been used to exercise options under the ESPP), and the option will be terminated.
Purchase of Shares
The amounts that have been deducted from participants' paychecks during a Subscription Period will be used on the “exercise date” to purchase full Common Shares. An exercise date is generally the last trading day of a subscription period. The number of shares purchased will be equal to the total amount, as of the exercise date, that has been deducted from the participants' paychecks for that subscription period, divided by the purchase price, rounded down to the next full share (subject to any limits on the number of Common Shares that may be purchased with respect to a subscription period as may be imposed by the Compensation Committee).
The “purchase price” is 85% of the lower of

•	the fair market value of a Common Share on the first day of the subscription period or

•	the fair market value of a Common Share on the exercise date (or such higher price as the Compensation Committee may determine from time to time).
The closing price with respect to a Common Share on March 15, 2013 was $20.56 per share. In no event will the purchase price be less than the par value of a Common Share. Limitations may apply with respect to the amount and value of Common Shares that a participant may purchase under the ESPP for any subscription period. No participant may purchase Common Shares with a value in excess of $25,000 under the ESPP (and any other employee stock purchase plan) in any calendar year.
If a participant decides he or she does not wish to purchase Common Shares during a subscription period, the participant may notify us prior to the exercise date (or at such other time as the Compensation Committee may establish) that the participant elects not to purchase the Common Shares he or she is entitled to purchase. To the extent the amounts deducted from the participant's paychecks are not used to purchase full Common Shares, those amounts will be returned without interest. The options expire on the last day of the subscription period.
United States Income Tax Considerations
The following is a brief description of the U.S. federal income tax treatment that will generally apply with respect to purchases under the ESPP by participants who are subject to U.S. income tax. This discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the ESPP. Participants may also be subject to foreign, state and/or local taxes in connection with purchases under the ESPP, which could differ significantly from U.S. federal tax consequences. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax aspects of purchases to their personal circumstances.
The ESPP is intended to qualify under IRC Section 423. Under this section, a participant will not be required to recognize taxable income at the time shares are purchased under the ESPP. The participant may, however, become liable for tax upon the disposition of the Common Shares acquired, as described below.
In the event that shares acquired pursuant to the ESPP are not sold or disposed of (including by way of gift) prior to two years after the first day of a subscription period or one year after the relevant exercise date, the lesser of

•	the excess of the fair market value of the shares at the time of such disposition over the purchase price or

•	the excess of the fair market value of the shares at the date of grant over an amount equal to what the purchase price would have been if it had been computed as of the date of the grant will be treated as ordinary income to the participant. Any further gain on disposition will be treated as long-term capital gain and any loss will be treated as a capital loss.
In the event the participant sells or disposes of the shares before the expiration of the holding periods described above, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as a capital gain and will be treated as a long-term capital gain if the shares have been held for more than one year. If the shares are sold for less than their fair market value on the exercise date, the participant may recognize a capital loss equal to the difference between the sales price and the value of the shares on the exercise date.
Our Company is not currently subject to U.S. corporate income taxes. However, if a sale or disposition is made before the expiration of the holding periods described above, by a participant employed by a subsidiary that is a U.S. taxpayer, the subsidiary will be entitled to a deduction for its taxable year in which such sale or disposition occurs equal to the amount of income includible in the participant's gross income as ordinary income.
ESPP Benefits
The benefits to be derived under the ESPP by any individual are currently undeterminable. Participation in the ESPP is entirely voluntary and benefits will only be realized for those employees who choose to allocate a portion of their compensation to the purchase of our Common Shares. The total number of shares to be purchased during each subscription period cannot be determined in advance, as it will vary based on individual elections and the price of the Common Shares at the exercise date.
THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ASSURED GUARANTY LTD. EMPLOYEE STOCK PURCHASE PLAN AS AMENDED THROUGH THE SECOND AMENDMENT.

EQUITY COMPENSATION PLANS INFORMATION
  The following table summarizes our equity compensation plans as of December 31, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,522,632	(1)	$19.93	2,616,717	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	4,522,632		$19.93	2,616,717

(1)
Includes Common Shares to be issued upon exercise of outstanding stock options and performance stock options granted under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan. Does not include purchase rights currently accruing under the Assured Guaranty Ltd. Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period, which is June 30, 2013. The purchase price under such plan is generally 85% of the lower of the fair market value of a Common Share on the first day of the subscription period or on the exercise date.

(2) Includes 51,710 Common Shares reserved for issuance under the ESPP (without giving effect to the additional shares that are the subject of the amendment being approved at the Annual General Meeting). Includes 2,565,007 Common Shares available for stock options, restricted stock awards, RSUs, performance stock options and performance RSUs reserved for future issuance under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan. The grants of dividend equivalents of RSUs have been excluded from the number of shares available for future issuance.

PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
________________________________________________________________________________________________________________________

The appointment of independent auditors is approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of PwC as our independent auditor for the year ending December 31, 2013.
PWC served as our independent auditor for the year ending December 31, 2012. Our audited financial statements for the year ending December 31, 2012 will be presented at the Annual General Meeting. Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting. Proposal No. 4 is Item 4 on the Proxy Card.
INDEPENDENT AUDITOR FEE INFORMATION
The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for 2012 and 2011 and fees for other services rendered by PwC for 2012 and 2011.

	2012	2011
Audit fees(1)	$5,124,550	$5,120,000
Audit-related fees(2)	$90,450	$226,000
Tax fees(3)	$204,510	$174,925
All other fees(4)	$509,518	$1,287,865

(1)	We paid audit fees, including costs, for the years ended December 31, 2012 and December 31, 2011 for professional services rendered in connection with:

•	the audits of our consolidated financial statements, of management's assessment of internal controls over financial reporting and of the effectiveness of these controls

•	the statutory and GAAP audits of various subsidiaries

•	review of quarterly financial statements

•	the restatement of our 2010 Annual Report on Form 10-K

(2)
Audit-related fees for the years ended December 31, 2012 and December 31, 2011 related to audits of the Company's employee benefit plans, review procedures in connection with the compensation disclosures in this proxy statement and compliance with requirements to provide financial statements in interactive data format using the eXtensible Business Reporting Language.

(3)
Of the total amount of tax fees for 2012, $111,092 related to tax compliance and $93,418 related to tax advice. Of the total amount of tax fees for 2011, $150,000 related to tax compliance and $24,925 related to tax advice.

Compliance-related tax fees for 2012 were for professional services rendered in connection with the preparation of the 2011 federal tax returns and tax compliance services rendered in connection with the preparation of the corporate tax return of Assured Guaranty Services (Australia) Pty Ltd. Compliance-related tax fees for 2011 were for professional services rendered in connection with the preparation of the 2010 federal tax returns and tax compliance services rendered in connection with the preparation of the corporate tax return of the Japanese branch of AGM.
Tax advice-related fees for 2012 were for assistance with obtaining a refund for a prior year tax return, review of an amended prior year tax return and various income tax consulting matters. Tax advice-related fees for 2011 were for professional services rendered in connection with assistance on a payroll investigation by the Australian government.

(4)
Fees related to general support for documentation preparation and review, industry knowledge and project management provided in connection with the European Union's Solvency II insurance regulatory regime.

PRE-APPROVAL POLICY OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee pre-approved all of the fees described above. The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor, PwC. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services and permissible non-audit services. If a type of service is not covered by the Audit Committee's general pre-approval, the Audit Committee must review the service on a specific case by case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement terms and fees require specific pre-approval of the Audit Committee. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence. The Chairman of the Audit Committee is authorized to pre-approve services between meetings.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL NO. 5: PROPOSALS CONCERNING OUR SUBSIDIARY,
ASSURED GUARANTY RE LTD.
________________________________________________________________________________________________________________________

In accordance with AGL's Bye-Laws, if AGL is required or entitled to vote at a general meeting of any direct non-United States subsidiary of AGL, AGL's directors must refer the matter to the shareholders of AGL and seek authority from AGL's shareholders for AGL's representative or proxy to vote in favor of the resolution proposed by the subsidiary. AGL's directors must cause AGL's representative or proxy to vote AGL's shares in the subsidiary pro rata to the votes received at the general meeting of AGL. In addition, AGL's Board of Directors, in its discretion, may require that the organizational documents of each subsidiary of AGL organized under the laws of a jurisdiction outside the United States contain provisions substantially similar to these provisions. As a consequence, we are proposing that our shareholders authorize AGL to vote in favor of the following matters to be presented at the next annual general meeting of our subsidiary, AG Re.
Proposal 5.1—Election of AG Re Directors. We propose that AGL be directed to elect the following eight directors of AG Re: Howard W. Albert, Robert A. Bailenson, Russell B. Brewer, II, Gary Burnet, Stephen Donnarumma, Dominic J. Frederico, James M. Michener and Robert B. Mills, with such persons constituting the entire board of directors of AG Re, to serve for one year terms commencing at the annual general meeting of AG Re. Each AG Re director is an officer of AGL or one of its subsidiaries and has consented to serve as directors of AG Re without fee if elected. We do not expect that any of the nominees will become unavailable for election as a director of AG Re, but if any nominees should become unavailable prior to the meeting, proxy cards, whether submitted by telephone, via the Internet or by mail, authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by AG Re's board of directors. Proposal 5.1 is Item 1B on the Proxy Card.
The biographies for these nominees are set forth below:
Howard W. Albert, age 53, has been Chief Risk Officer of AGL since May 2011. Prior to that, he was Chief Credit Officer of AGL from 2004 to April 2011. Mr. Albert joined Assured Guaranty in September 1999 as Chief Underwriting Officer of Capital Re Company, the predecessor to AGC. Before joining Assured Guaranty, he was a Senior Vice President with Rothschild Inc. from February 1997 to August 1999. Prior to that, he spent eight years at Financial Guaranty Insurance Company from May 1989 to February 1997, where he was responsible for underwriting guaranties of asset-backed securities and international infrastructure transactions. Prior to that, he was employed by Prudential Capital, an investment arm of The Prudential Insurance Company of America, from September 1984 to April 1989, where he underwrote investments in asset-backed securities, corporate loans and project financings.
Mr. Albert's experience in risk management, underwriting and credit and his position as the Chief Risk Officer of AGL make him valuable to the Board of Directors of AG Re.
Robert A. Bailenson, age 46, has been the Chief Financial Officer of AGL since June 2011. Prior to that, he had been the Chief Accounting Officer of AGL since May 2005 and has been with AGL and its predecessor companies since 1990. Mr. Bailenson also serves as the Chief Financial Officer of our Company's U.S. subsidiaries. He was Chief Financial Officer and Treasurer of AG Re from 1999 until 2003 and was previously the Assistant Controller of Capital Re Corp., which was acquired by ACE in 1999 and the parent holding company of AGC until the IPO.
Mr. Bailenson's background as the Chief Financial Officer of AGL and as an accountant provides an important perspective to the Board of Directors of AG Re.
Russell B. Brewer II, age 56, has been Chief Surveillance Officer of AGL since November 2009 and Chief Surveillance Officer of AGC and AGM since July 2009. Mr. Brewer has been with AGM since 1986. Mr. Brewer was Chief Risk Management Officer of AGM from September 2003 until July 2009 and Chief Underwriting Officer of AGM from September 1990 until September 2003. Mr. Brewer was also a member of the Executive Management Committee of AGM. He was a Managing Director of AGMH from May 1999 until July 2009. From March 1989 to August 1990, Mr. Brewer was Managing Director, Asset Finance Group, of AGM. Prior to joining AGM, Mr. Brewer was an Associate Director of Moody's Investors Service, Inc.

Mr. Brewer's risk management and surveillance expertise and his position as the Chief Surveillance Officer of AGL enhance the deliberations of the Board of Directors of AG Re.
Gary Burnet, age 42, has been President of AG Re since August 2012, and prior to that he served as the Managing Director—Chief Credit Officer of AG Re from 2006 until his appointment as President. Mr. Burnet also served as the Vice President—Risk Management and Operations of AG Re from 2002 to 2005. Prior to joining our Company, Mr. Burnet's previous experience included two years at ACE Asset Management, where he was Investment Officer with responsibility for developing and modeling the ACE group's consolidated investment and insurance credit risk. Prior to ACE Asset Management, he was an Assistant Vice President—Investments at ACE Bermuda. Mr. Burnet trained as a Chartered Accountant with Geoghegan & Co. CA from 1993 to 1996 in Edinburgh Scotland and also worked as an audit senior for Coopers & Lybrand from 1996 to 1998 in Bermuda.
As the President of AG Re, Mr. Burnet has the most comprehensive knowledge of its operations, including the key areas of accounting, risk management and credit.
Stephen Donnarumma, age 50, was appointed as a director of AG Re on September 11, 2012 and has been with Assured Guaranty since 1993.  Mr. Donnarumma has been the Deputy Chief Credit Officer of AGL since May 2007 and also serves as the Chief Credit Officer of our U.S. operating companies.  Over the past 20 years, Mr. Donnarumma has held several positions at Assured Guaranty, including President of AG Re, Chief Surveillance Officer of AGC, and Senior Managing Director, Head of Mortgage and Asset-backed Securities of AGC.  Prior to joining Assured Guaranty, Mr. Donnarumma was with Financial Guaranty Insurance Company from 1989 until 1993, where his responsibilities included underwriting domestic and international financial guaranty transactions and prior to that he served a Director of Credit Risk Analysis at Fannie Mae from 1987 until 1989.   Mr. Donnarumma was also an analyst with Moody's Investors Services from 1985 until 1987.
Mr. Donnarumma's vast experience with credit analysis and risk management, and his position as the Deputy Chief Credit Officer of AGL, provide important perspective to the Board of Directors of AG Re.
Dominic J. Frederico—See Mr. Frederico's biography in "Election of Directors—Nominees for Director." The benefits of his experience described therein with respect to the Board of Directors of AGL also make him valuable as a director of AG Re.
James M. Michener, age 60, has been General Counsel and Secretary of AGL since February 2004. Mr. Michener also serves as the General Counsel of our U.S. subsidiaries. Mr. Michener was General Counsel and Secretary of Travelers Property Casualty Corp. from January 2002 to February 2004. From April 2001 to January 2002, Mr. Michener served as General Counsel of Citigroup's Emerging Markets business. Prior to joining Citigroup's Emerging Markets business, Mr. Michener was General Counsel of Travelers Insurance from April 2000 to April 2001 and General Counsel of Travelers Property Casualty Corp. from May 1996 to April 2000.
Mr. Michener's experience as a lawyer and his position as the General Counsel of AGL enables him to make valuable contributions as a member of the Board of Directors of AG Re.
Robert B. Mills, age 63, has been the Chief Operating Officer of AGL since June 2011. Prior to that, he had been the Chief Financial Officer of AGL since January 2004. Mr. Mills also serves as the Chief Operating Officer of our U.S. subsidiaries. Mr. Mills was Managing Director and Chief Financial Officer—Americas of UBS AG and UBS Investment Bank from April 1994 to January 2004, where he was also a member of the Investment Bank Board of Directors. Previously, Mr. Mills was with KPMG from 1971 to 1994, where his responsibilities included being partner-in-charge of the Investment Banking and Capital Markets practice.
Mr. Mills's background as an accountant and his position as the Chief Operating Officer of AGL is particularly useful to Board of Directors of AG Re.

Proposal 5.2—Appointment of AG Re Auditors. We propose that AGL be directed to ratify the appointment of PwC as the independent auditors of AG Re for the fiscal year ending December 31, 2013, subject to PwC being appointed as our Company's independent auditors. We expect representatives of the firm to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. Proposal 5.2 is Item 5 on the Proxy Card.
The following table presents fees for professional audit services rendered by PwC for the audit of AG Re's financial statements for 2012 and 2011 and fees for other services rendered by PwC to AG Re for 2012 and 2011.

	2012	2011
Audit fees	$82,250	$80,000
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—
The above audit fees are included in the audit fees shown in "Proposal No. 4: Ratification of Appointment of Independent Auditors."
Other Matters. The Board of Directors of AGL does not know of any matter to be brought before the annual general meeting of AG Re that we have not described in this proxy statement. If any other matter properly comes before the annual general meeting of AG Re, AGL's representative or proxy will vote in accordance with his or her judgment on such matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU AUTHORIZE AGL TO VOTE FOR EACH OF THE PROPOSALS CONCERNING AGL'S SUBSIDIARY, AG RE.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
________________________________________________________________________________________________________________________

HOW DO I SUBMIT A PROPOSAL FOR INCLUSION IN NEXT YEAR'S PROXY MATERIAL?
If you wish to submit a proposal to be considered for inclusion in the proxy material for the next Annual General Meeting, please send it to the Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than November 29, 2013 and otherwise comply with the requirements of the SEC to be eligible for inclusion in AGL's 2014 Annual General Meeting proxy statement and form of proxy.
HOW DO I SUBMIT A PROPOSAL OR MAKE A NOMINATION AT AN ANNUAL GENERAL MEETING?
Our Bye-Laws provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 90 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2014 Annual General Meeting, such written notice must be received on or prior to February 7, 2014. The notice must meet the requirements set forth in our Bye-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.
OTHER MATTERS
________________________________________________________________________________________________________________________

The Board of Directors of AGL does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,
James M. Michener
Secretary

EXHIBIT A

ASSURED GUARANTY LTD.
EMPLOYEE STOCK PURCHASE PLAN
(Effective as of November 4, 2004 and as amended through the Second Amendment)

ASSURED GUARANTY LTD.
EMPLOYEE STOCK PURCHASE PLAN
(Effective as of November 4, 2004 and as amended through the Second Amendment)
SECTION 1
GENERAL
1.1. Purpose. The Assured Guaranty Ltd. Employee Stock Purchase Plan (the “Plan”) has been established by Assured Guaranty Ltd. (the “Company”) to provide eligible employees of the Company and the Related Companies with an opportunity to acquire a proprietary interest in the Company through the purchase of common shares of the Company (“Stock”). The Plan is intended to qualify as an employee stock purchase plan under section 423 of the Code, and the provisions of the Plan are to be construed in a manner consistent with the requirements of that section.
1.2. Operation and Administration. The operation and administration of the Plan shall be subject to the provisions of Section 3. Capitalized terms in the Plan shall be defined as set forth in Section 6 or elsewhere in the Plan.
SECTION 2
METHOD OF PURCHASE
2.1. Eligibility. Plan participation shall be available to (and shall be limited to) all persons who are employees of the Employers, except that the following persons shall not be eligible to participate in the Plan:

(a)	An employee who has been employed less than 500 hours and less than six months.

(b)	An employee whose customary employment is 20 hours or less per week.

(c)	An employee whose customary employment is for not more than five months in any calendar year.

(d)
An employee who owns, or who would own upon the exercise of any rights extended under the Plan and the exercise of any other option held by the employee (whether qualified or non-qualified), shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation.

Notwithstanding the foregoing provisions of this subsection 2.1, an individual may participate in the Plan for any Subscription Period only if he is employed by an Employer on the first day of that period.
2.2. Participation Election. The Committee shall establish “Subscription Periods” of not longer than one year for the accumulation of funds necessary for payment of the Purchase Price (as defined in subsection 2.3) of Stock under the Plan. For any Subscription Period, an eligible employee shall become a Plan ‘Participant’ by filing, with the Committee, a written payroll deduction authorization with respect to Compensation otherwise payable to the Participant during the period. Such payroll deductions shall be any full percentage of the Compensation of the Participant, or any specified whole dollar amount, up to but not more than 10% of his Compensation in either case. After the beginning of the Subscription

Period, and except as otherwise provided in subsection 2.4, a Participant may not alter the rate of his payroll deductions for that period. Subject to the limitations of subsection 2.3, each eligible employee who has elected to become a Participant for a Subscription Period in accordance with the foregoing provisions of this subsection 2.2 shall be granted on the first day of such Subscription Period an option to purchase (at the applicable Purchase Price) on the Exercise Date (as defined in subsection 2.3) for such Subscription Period up to a number of whole shares of Stock determined by dividing such Participant’s accumulated payroll deductions as of such Exercise Date by the applicable Purchase Price, subject to such limits on the number of shares that may be purchased with respect to any Subscription Period as may be imposed by the Committee. Exercise of the option shall occur as provided in subsection 2.3, unless the Participant has terminated participation in the Plan prior to the Exercise Date as provided in subsection 2.4 or the Participant elects not to exercise the option as provided in subsection 2.3(b). The option shall expire on the last day of the Subscription Period.
2.3. Purchase of Stock. On the last day of each Subscription Period (the “Exercise Date”), a Participant shall become eligible to exercise his option to purchase the number of whole shares of Stock as his accumulated payroll deductions for the Subscription Period will purchase, subject to the following:

(a)
The “Purchase Price” per share shall be equal to 85% of the lesser of (i) the fair market value of Stock on the first day of the Subscription Period; or (ii) the fair market value of Stock on the Exercise Date (or such higher price as may be determined by the Committee from time to time). In no event shall the Purchase Price be less than the par value of the Stock.

(b)
A Participant shall be deemed to have elected to purchase the shares of Stock which he became entitled to purchase on the Exercise Date unless he shall notify the Company prior to the Exercise Date, or such other time as the Committee may establish, that the Participant he elects not to make such purchase.

(c)	Any accumulated payroll deductions that are not used to purchase full shares of Stock under the Plan shall be paid to the Participant without interest.

(d)
No employee shall have the right to purchase more than $25,000 in value of Stock under the Plan (and any other employee stock purchase plan described in Code section 423 and maintained by the Company or any Related Company) in any calendar year, such value being based on the fair market value of Stock as of the date on which the option to purchase the Stock is granted, as determined in accordance with subsection 2.2 of the Plan.

2.4. Termination of Participation. A Participant may discontinue his participation in the Plan for any Subscription Period, whereupon all of the Participant’s payroll deductions for the Subscription Period will be promptly paid to him without interest, and no further payroll deductions will be made from his pay for that period. If a Participant’s employment with the Employers terminates during a Subscription Period for any reason, all payroll deductions accumulated by the Participant under the Plan for the period shall be paid to the Participant without interest.
SECTION 3
OPERATION AND ADMINISTRATION
3.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company’s 2005 annual meeting of its shareholders, the Plan shall be effective as of the date on which it is adopted by the Board; provided, however, that to the extent that rights are granted under the Plan prior to its approval by shareholders, they shall be contingent on approval of the Plan by the shareholders of the Company. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any rights granted under the Plan are outstanding.
3.2. Shares Subject to Plan. Shares of Stock to be purchased under the Plan shall be subject to the following:

(a)
The shares of Stock which may be purchased under the Plan shall be currently authorized but unissued shares, or shares purchased in the open market by a direct or indirect wholly owned subsidiary of the Company (as determined by the President, Chief Financial Officer or General Counsel of the Company). The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chairman or any Executive Vice President of the Company).

(b)
Subject to the provisions of subsection 3.3 and the following provisions of this paragraph (b), the number of shares of Stock which may be purchased under the Plan shall not exceed 350,000 shares of Stock; provided that, contingent on approval by the Company’s shareholders at the Company’s 2013 annual meeting of the increase in the number of shares reserved for purchase as set forth below, the number of shares of Stock that may be purchased under the Plan shall not exceed 600,000 shares of Stock (which number includes all shares available for delivery under this paragraph (b) since the establishment of the Plan in 2004, determined in accordance with the terms of the Plan). To the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Committee may permit participation for Subscription Periods beginning on or after January 1, 2013 and prior to the 2013 annual shareholders meeting, provided that such participation is contingent on the approval of the increase in reserved shares by the Company’s shareholders at the Company’s 2013 annual shareholders meeting.

(c)	A Participant will have no interest in shares of Stock covered by his Subscription Agreement until the shares are delivered to him.
3.3. Adjustments to Shares.

(a)
If the Company shall effect any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then, subject to the requirements of Code section 423, the Committee shall adjust the number of shares of Stock available under the Plan.

(b)
If the Company is reorganized, merged or consolidated or is party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange the shareholders of the Company receive any shares of stock or other securities or property, or the Company shall distribute securities of another corporation to its shareholders, then, subject to the requirements of Code section 423, there shall be substituted for the shares subject to outstanding rights to purchase Stock under the Plan an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the shareholders of the Company in respect of such shares.

3.4. Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)
Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)
In the case of a Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, the Committee may, at any time, add such conditions and limitations with respect to such Participant as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)
To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Committee, be effected on a non-certificated basis, to the extent not prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules.

3.5. Withholding. All benefits under the Plan are subject to withholding of all applicable taxes.
3.6. Transferability. Except as otherwise permitted under Code section 424 and SEC Rule 16b-3, neither the amount of any payroll deductions made with respect to a Participant’s compensation nor any Participant’s rights to purchase shares of Stock under the Plan may be pledged or hypothecated, nor may they be assigned or transferred other than by will and the laws of descent and distribution. During the lifetime of the Participant, the rights provided to the Participant under the Plan may be exercised only by him.
3.7. Limitation of Implied Rights.

(a)
Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

(b)
The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of an Employer or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no right to purchase shares under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.

3.8. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
3.9. Action by Employers. Any action required or permitted to be taken by any Employer shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules) by a duly authorized officer of the Employer.
3.10. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
SECTION 4
COMMITTEE
4.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 4.
4.2. Selection of Committee. The Committee shall be selected by the Board, and shall consist of not less than two members of the Board, or such greater number as may be required for compliance with SEC Rule 16b-3.
4.3. Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)
Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish the terms, conditions, restrictions, and other provisions applicable to the right to purchase shares of Stock under the Plan.

(b)
The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
4.4. Delegation by Committee. Except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
4.5. Information to be Furnished to Committee. The Employers and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
4.6. Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Employers, to the fullest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
SECTION 5
AMENDMENT AND TERMINATION
The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 3.3 (relating to certain adjustments to shares), no amendment or termination may adversely affect the rights of any Participant or beneficiary with respect to shares that have been purchased prior to the date such amendment is adopted by the Board. No amendment of the Plan may be made without approval of the Company’s shareholders to the extent that such approval is required to maintain compliance with the requirements of Code section 423.
SECTION 6
DEFINED TERMS
For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Board. The term “Board” shall mean the Board of Directors of the Company.

(b)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(c)
Compensation. The term “Compensation” means total compensation paid by the Employers for the applicable period specified in Section 2.2, exclusive of any bonus payment, payment in cash or kind under any stock option plan, deferred compensation plan, or other employee benefit plan or program of the Employers.

(d)	Dollars. As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

(e)	Effective Date. The “Effective Date” shall be the date on which the Plan is adopted by the Board.

(f)
Employer. The Company and each Related Company which, with the consent of the Company, adopts the Plan for the benefit of its eligible employees are referred to collectively as the “Employers” and individually as an “Employer”.

(g)
Fair Market Value. The “Fair Market Value” of a share of Stock of the Company as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange - Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

(h)	Participant. The term “Participant” means any employee of the Company who is eligible and elects to participate pursuant to the provisions of Section 2.

(i)
Related Companies. The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52512-P32133 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASSURED GUARANTY LTD.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1A. Election of Directors of Assured Guaranty Ltd. (the "Company")	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Neil Baron
02) Francisco L. Borges
03) G. Lawrence Buhl
04) Stephen A. Cozen
05) Dominic J. Frederico
06) Bonnie L. Howard
07) Patrick W. Kenny
08) Simon W. Leathes
09) Robin Monro-Davies
10) Michael T. O'Kane
11) Wilbur L. Ross, Jr.

1B. Authorizing the Company to vote for directors of our subsidiary, Assured Guaranty Re Ltd. ("AG Re"):

Nominees:

12) Howard W. Albert
13) Robert A. Bailenson
14) Russell B. Brewer II
15) Gary Burnet
16) Stephen Donnarumma
17) Dominic J. Frederico
18) James M. Michener
19) Robert B. Mills

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To vote, on an advisory basis, on executive compensation;	☐	☐	☐
3. To approve our employee stock purchase plan as amended through the second amendment;	☐	☐	☐
4. To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for the fiscal year ending December 31, 2013;	☐	☐	☐
5. Authorizing the Company to vote for the ratification of the appointment of PwC as AG Re's independent auditors for the fiscal year ending December 31, 2013.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52513-P32133

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS
OF ASSURED GUARANTY LTD.

The undersigned hereby appoints Dominic J. Frederico, Robert B. Mills and James M. Michener, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of Assured Guaranty Ltd. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of stockholders of the Company to be held May 8, 2013 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED. THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1A AND 1B, FOR PROPOSALS 2 THROUGH 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side